     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2002



                                                      REGISTRATION NO. 333-86074

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            A. O. SMITH CORPORATION
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                39-061970
            (State or other jurisdiction of                                  (I.R.S. Employer
             incorporation or organization)                                Identification No.)

                             11270 WEST PARK PLACE
                            MILWAUKEE, WI 53224-9508
                                 (414) 359-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             W. DAVID ROMOSER, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            A. O. SMITH CORPORATION
                             11270 WEST PARK PLACE
                            MILWAUKEE, WI 53224-9508
                           TELEPHONE: (414) 359-4000
                           FACSIMILE: (414) 359-4143
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH A COPY TO:

                 PATRICK G. QUICK, ESQ.                                   TOD B. LINSTROTH, ESQ.
                    FOLEY & LARDNER                                      GEOFFREY R. MORGAN, ESQ.
               777 EAST WISCONSIN AVENUE                                  GREGORY J. LYNCH, ESQ.
               MILWAUKEE, WISCONSIN 53202                              MICHAEL BEST & FRIEDRICH LLP
               TELEPHONE: (414) 271-2400                                ONE SOUTH PINCKNEY STREET
               FACSIMILE: (414) 297-4900                                  MADISON, WI 53701-1806
                                                                        TELEPHONE: (608) 257-3501
                                                                        FACSIMILE: (608) 283-2275

                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THIS OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                    SUBJECT TO COMPLETION -- APRIL 19, 2002


                                 [AOSMITH LOGO]

                        3,500,000 SHARES OF COMMON STOCK
                             ---------------------
      We are offering 3,500,000 shares of our common stock. We have two classes of common equity: our common stock being offered by this prospectus and our class A common stock. The holders of our common stock are entitled to elect 25 percent of the members of our board of directors and to one-tenth of one vote on all other matters.

      Our common stock is listed on the New York Stock Exchange under the symbol "AOS." The last reported sale price of our common stock on April 18, 2002 was $29.15 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE
9.

                                                        PER SHARE      TOTAL
                                                        ---------   -----------
Public offering price.................................   $          $
Underwriting discounts and commissions................   $          $
Proceeds to A. O. Smith Corporation...................   $          $

      We have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares to cover over-allotments.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

ROBERT W. BAIRD & CO.
                         BANC OF AMERICA SECURITIES LLC
                                                        BEAR, STEARNS & CO. INC.
            , 2002

OUTSIDE GATEFOLD:

                 "COMFORT, CONVENIENCE, SECURITY, AND FUN . . ."

"Every day, people come in contact with the quality products of A. O. Smith Corporation.

Our electrical motors and water heaters help make your life a little more comfortable, a little more convenient . . . and even more fun . . . where you live, work, and play."

[LEGEND Logo], [STATE WATER HEATERS logo], [UNIVERSAL ELECTRIC logo], [A. O. SMITH PROMAX logo], [A. O. SMITH WATER PRODUCTS COMPANY logo], [A. O. SMITH CENTURY logo], [CYCLONE XHE logo], [A. O. SMITH MASTER-FIT PLUS logo], [SEALED SHOT logo], [A. O. SMITH ELECTRICAL PRODUCTS COMPANY logo], [APCOM logo], [DURA-MAX logo], and [A. O. SMITH logo].

INSIDE GATEFOLD - LEFT SIDE:

Top of page:
[A. O. Smith Logo]         "COMFORT, CONVENIENCE, SECURITY, AND FUN . . .

                            A. O. Smith At a Glance
         Quality products manufactured by A. O. Smith are found at home, at work, or just about anywhere that people live, work, or play."

[Page includes twelve separate descriptions and pictures of selected A. O. Smith products. The descriptions and pictures are placed as follows around an illustration of a single-family home that depicts the locations of each of the twelve products in or around the home:

Product 1: "Precision hermetic motors for unitary air conditioning compressors"; [Picture of example product connected to a window air conditioner]

Product 2: "Cost-effective C-frame motors are used in residential ventilation applications such as bathroom fans and range hood fans"; [Picture of example product connected to a kitchen range hood]

Product 3: "Compact C-frame motors for appliances such as frost-free refrigerators and humidifiers"; [Picture of example product connected to a refrigerator]

Product 4: "Dependable fractional horsepower fan motors for attic fans and whole-house fan applications"; [Picture of example product connected to an attic fan]

Product 5: "Reversible garage door opener motors designed for frequent cycles in all types of weather"; [Picture of example product connected to a garage door opener]

Product 6: "Fractional horsepower electric motors are used on power sprayers and small air compressors;" [Picture of example product connected to a portable air compressor]

Product 7: "Manufacturers of swimming pool pumps use dependable A. O. Smith and Century(R)two-compartment switched and switchless pump motors"; [Picture of example product connected to a swimming pool pump]

Product 8: "A. O. Smith makes single-speed and two-speed motors for whirlpools, spas, and jetted tubs"; [Picture of example product connected to a whirlpool tub]

Product 9: "DC motors are used for treadmills and other exercise equipment"; [Picture of example product connected to a treadmill]

Product 10: "A. O. Smith has the right product and the right efficiency residential water heater for any size home. Water heaters may be vented conventionally or, for today's energy-efficient houses, direct vented or power vented"; [Picture of example product connected to a residential water heater]

Product 11: "Durable pump motors for continuous-duty applications such as sump pumps"; [Picture of example product connected to a sump pump]

Product 12: "Dependable fractional horsepower fan and blower motors for furnaces, air conditioners, and heat pumps"; [Picture of example product connected to a furnace]]

INSIDE GATEFOLD - RIGHT SIDE:

[Page includes thirteen separate descriptions and pictures of selected A. O. Smith products. The descriptions and pictures are placed as follows around an illustration of a hotel that depicts the locations of each of the thirteen products in or around the hotel:

Product 1: "A. O. Smith manufactures hermetic motors in sizes up to 400 horsepower for commercial air conditioning equipment and rooftop chillers"; [Picture of example product connected to an air conditioner]

Product 2: "Totally enclosed, drip-proof integral horsepower motors for continuous-duty fan and blower applications, such as commercial air conditioning equipment"; [Picture of example product connected to an air conditioner]

Product 3: "94 percent efficiency, zero-clearance to combustibles design, and direct venting make the Cyclone XHE(R) water heater well-suited to many commercial applications"; [Picture of example product connected to a commercial water heater]

Product 4: "A. O. Smith supplies integral horsepower and fractional horsepower electric motors for commercial washing machines and dryers"; [Picture of example product connected to a commercial washing machine and a commercial dryer]

Product 5: "Submersible integral motors power hydraulic and inverter traction-driven elevators. Reliable integral DC motors open elevator doors"; [Picture of example product connected to an elevator door]

Product 6: "Durable, reversible fractional horsepower motors for commercial gate openers"; [Picture of example product connected to a commercial gate opener]

Product 7: "For applications that require large amounts of hot water or hot water at multiple temperatures, including sanitizing water, A. O. Smith offers custom-designed commercial water heaters and hot water storage tanks"; [Picture of example product connected to a commercial hot water heater]

Product 8: "High-efficiency copper-tube boilers are used for large-volume hot water applications for hydronic heating"; [Picture of example product connected to a hydronic heater]

Product 9: "For continuous-duty applications, such as sump or sewage pumps, customers rely on durable A. O. Smith fractional horsepower pump motors"; [Picture of example product connected to a sump pump]

Product 10: "Single-speed and two-speed two-compartment pool motors"; [Picture of example product connected to a pool motor]

Product 11: "Fractional horsepower electric motors are used for pool sweepers and related leisure-time equipment"; [Picture of example product connected to a pool sweeper]

Product 12: "Fractional horsepower ventilation motors for commercial convection ovens and commercial rangehood fans"; [Picture of example product connected to a commercial convection oven]

Product 13: "Specialty motors for carbonated dispenser pumps and vending machines"; [Picture of example product connected to a vending machine]]

                               TABLE OF CONTENTS


                                    PAGE
                                    ----
Forward-Looking Statements........    i
Prospectus Summary................    1
Risk Factors......................    9
Use of Proceeds...................   13
Price Ranges of Common Stock and
  Class A Common Stock and
  Dividend Policy.................   14
Capitalization....................   15
Selected Historical Consolidated
  Financial Data..................   16
Business..........................   18
Management's Discussion and
  Analysis of Results of
  Operations and Financial
  Condition.......................   27



                                    PAGE
                                    ----
Management and Board of
  Directors.......................   36
Description of Capital Stock......   38
Underwriting......................   40
Where You Can Find More
  Information.....................   42
Incorporation of Information by
  Reference.......................   42
Legal Matters.....................   43
Experts...........................   43
Index to Historical Consolidated
  Financial Statements............  F-1


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THE RESPECTIVE DATES OF THOSE DOCUMENTS IN WHICH THE INFORMATION IS CONTAINED. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

    The underwriters are offering the shares subject to various conditions and may reject all or part of any order. Delivery of the shares of our common stock
will be made on or about             , 2002.

    We have registered the following trademarks, which are used in this prospectus: A. O. SMITH, BURKAY, CENTURY, CYCLONE XHE, DURA-MAX, LEGEND, MASTER-FIT, PROMAX, and RELIANCE. We also own the following trademarks and trade names, which are used in this prospectus: APCOM, SEALED SHOT, STATE, UNIVERSAL, and UPPCO.


    Unless the context requires otherwise, references in this prospectus to "we," "us," "our," or "ours" refer collectively to A. O. Smith Corporation and its subsidiaries. Unless otherwise stated, the information contained in this prospectus assumes the underwriters do not exercise the over-allotment option.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the information we incorporate by reference into this prospectus, contains statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected sales, costs and earnings, and plans and objectives for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this prospectus. Factors that could cause such a variance are disclosed in the section "Risk Factors" and elsewhere in this prospectus and include the following:

-   instability in our electrical products and water systems markets

- our inability to timely and properly integrate our acquisition of State Industries, Inc.

-   our inability to implement cost-reduction programs

-   adverse changes in general economic conditions

-   competitive pressures on our businesses

    The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these statements to reflect subsequent events or circumstances. We urge you to review carefully the section "Risk Factors" for a more complete discussion of the risks of an investment in our common stock.

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because this is a summary, it is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and this offering of our common stock, we encourage you to read this prospectus in its entirety and the other documents to which we have referred you.

                            A. O. SMITH CORPORATION

OVERVIEW

    We are a leading manufacturer of electric motors and water heating equipment, serving a diverse mix of residential, commercial, and industrial end markets principally in the United States with a growing international presence. Our company is organized in two segments: electrical products and water systems. Our electrical products business manufactures and markets a comprehensive line of hermetic motors, fractional horsepower alternating current (AC) and direct current (DC) motors, and integral horsepower motors. Our water systems business manufactures and markets a comprehensive line of residential gas and electric water heaters, standard and specialty commercial water heating equipment, high-efficiency copper-tube boilers, and water systems tanks. In 2001, on a pro forma basis for our December 2001 acquisition of State Industries, Inc., we had net sales of approximately $1.5 billion, with 55 percent attributable to our electrical products business and 45 percent attributable to our water systems business.

    Our electric motors are used in a wide variety of targeted applications, including heating, ventilating and air conditioning systems, commonly known as HVAC systems; pools, spas and water well pumps; garage door openers; overhead cranes; elevators; and industrial pumps. We primarily sell our electric motors directly to original equipment manufacturers, or OEMs. We also market our motor products through wholesale distributors who sell to smaller OEMs and aftermarket customers. Our residential and commercial water heaters are used in a wide variety of targeted applications, including homes, apartments, schools, hospitals, hotels, laundries, restaurants, stadiums and other large users of hot water. Our water systems wholesale distribution channel includes more than 2,600 wholesale plumbing distributors that serve residential, commercial, and industrial markets. We also sell our residential water heaters through the retail channel. In this channel, our customers include four of the six largest national hardware and home center chains, including a long-standing private label relationship with Sears, Roebuck and Co.

    During the past five years, we have significantly repositioned our company. We have changed from a diversified manufacturer with five businesses, the largest of which was our legacy automotive structural components business that represented more than 50 percent of our total sales, to a company focused on our electrical products and water systems businesses, which we believe offer the opportunity for higher growth and more profitability. We divested our automotive structural components business in 1997, realizing pre-tax proceeds of $770 million. By January 2001, we completed our repositioning with the divestiture of our storage and fluid handling businesses. During this period of time, we also made the following key acquisitions in our core electrical products and water systems businesses, which significantly broadened our product offerings and customer base:

- In March 1997, we acquired UPPCO, Inc., a manufacturer of C-frame sub-fractional horsepower AC motors, which had annual sales of approximately $70 million

- In July 1998, we acquired General Electric Company's domestic hermetic motor business, which had annual sales of approximately $120 million

- In August 1999, we acquired MagneTek, Inc.'s electric motor business, which had annual sales of approximately $380 million

- In December 2001, we nearly doubled the size of our water systems business by acquiring State Industries, a manufacturer of residential and commercial water heating systems, which had annual sales of approximately $320 million

OUR COMPETITIVE STRENGTHS

    With the completion of our repositioning, we believe we possess the scale and competitive strengths necessary to continue to succeed in our targeted markets. Our principal competitive strengths are set forth below.

    Market Leadership. We are one of the three largest manufacturers of electric motors in North America, having manufactured approximately 36 million electric motors in 2001. We believe we are among the leaders in North America in manufacturing and selling hermetic and fractional horsepower motors, and we have the leading position in the pool and spa motors niche. We are one of the two largest manufacturers of water heaters in North America, having produced more than 3 million units on a pro forma basis in 2001. We have a leading position in the higher-margin commercial water heater segment. With our acquisition of State Industries, we are now positioned to expand our presence in the residential market through the home center retail channel.

    Low-Cost Manufacturing Capabilities. We have been, and will continue to be, proactive in shifting our manufacturing operations to lower-cost locations. We were one of the first United States manufacturers of electric motors and water heaters to capitalize on the low-cost manufacturing potential of Mexico, and we currently produce approximately 75 percent of our electric motors and 20 percent of our residential water heaters in our 17 Mexican manufacturing facilities. In addition to being low cost, we believe these facilities are widely regarded within our industries as high-quality manufacturing operations. Our recent acquisition of a motor manufacturer in China provides us with another platform to manufacture products at lower costs.

    Comprehensive Product Offerings with Leading Brands. We believe we offer the most comprehensive product lines in our targeted markets. These offerings give us a competitive advantage by enabling us to offer a broad range of products that fulfill most electric motor and water heating needs of our customers. Many of our brand names, including A. O. Smith, Reliance, and State, are widely recognized within our industries and, we believe, are known for their high quality, reliability, and performance. Our comprehensive product offerings and strong brand identities have created customer loyalty and help us to maintain existing business, as well as capture additional sales, particularly as many of our customers seek to consolidate their supplier bases.

    Operational and Engineering Flexibility. Our ability to offer fast, innovative, and practical solutions to our customers is one of the reasons we have achieved a leading position in many of our targeted markets. Our engineering centers are staffed with highly qualified, experienced engineers focused on quickly responding to our customers' needs by enhancing existing products and developing new products on a timely basis. In addition, our engineers work with our sales and marketing organization to develop new products that meet our customers' evolving application needs and cost requirements. During the last three years, we have invested on average over $25 million annually in research and development.

    Strong Relationships with Our Customers. We have established long-standing, strong relationships with leading OEM customers, distributors, and retailers. For many of our customers, we supply all or substantially all of their requirements for the products we offer, and several of our customer relationships date back for more than 40 years. In our water systems business, we believe we offer the most extensive aftermarket technical support program, and most of our customers use our personnel to provide support directly to their end users.

    Recurring Replacement Market Sales. We sell electric motors and water heaters to customers who often provide replacement products to end users. As a result, a substantial portion of our sales are less susceptible to the cyclicality inherent to many manufacturers because it is often essential to the end user's business or home to make the replacement purchase. In 2001, we believe approximately 50 percent of our electrical products segment's net sales and 80 percent of our water systems segment's pro forma net sales resulted from the replacement needs of end users.

    Experienced Management Team. Our senior management team has significant experience in manufacturing, marketing, and sales. In addition, this team is experienced in the acquisition and integration of businesses, aggressive cost management, global operations, and efficient manufacturing techniques, all of which are critical to our long-term business strategy. We have a track record of acquiring complementary businesses and product lines, integrating them into our organization, and aggressively managing their cost structures.

OUR BUSINESS STRATEGY

    We intend to use our competitive strengths to increase sales and profitability through the initiatives outlined below.

    Focus On Organic Growth. We believe our "customer first" philosophy, customer relationships, and product development capabilities will enable us to grow our net sales. Our specific organic growth initiatives include the following:

- Increase Sales to Existing Customers. We are focused on securing additional sales to existing customers. Our relationships with leading multi-national manufacturers, distributors, and retailers, when combined with our expanded product offerings, provide us with opportunities for growth. For example, in 2001, our net sales of electrical products to York International Corporation were $172 million, an increase of approximately 83 percent from $94 million in 1997. Similarly, in 2001, our pro forma net sales of water systems products to our top five wholesale distributors were $154 million, an increase of approximately 63 percent from $94 million in 1997 to these same customers. We expect that our expanded product offerings will allow us to continue to increase sales to existing customers.

- Introduce New Products. We will continue to introduce differentiated products in our targeted markets. We work closely with our customers to develop new products or enhancements to existing products that improve performance and meet their needs. We pride ourselves on our ability to understand our customers' needs, and design, test, and build a product that matches those needs. For example, our electrical products business recently introduced two new lines of hermetic motors for use in commercial air conditioners. The first is a redesigned motor that provides 20 percent more horsepower with only an eight percent increase in motor size, while the second is a new line of motors for use in commercial scroll compressors. In addition, during the last five years, our water systems business added several new products, including our Cyclone XHE commercial water heater, Genesis Burkay copper-tube boiler, and Master-Fit line of commercial water heaters.

- Expand Internationally. To complement our North American capabilities, we have established a manufacturing presence in Europe and Asia, and we are prepared to expand further to serve our OEM customers as they increase their focus on international markets. We also intend to continue to identify and directly serve niche markets outside of North America that we believe offer significant growth opportunities. For example, we began manufacturing and marketing water heaters in China in 1998 from our plant in Nanjing and have grown this business to approximately $26 million in sales in 2001. In addition, we have entered into a marketing agreement with Aquecedores Cumulus S/A, the second-largest water heater manufacturer in Brazil, which allows us to sell our high-efficiency commercial water heater products in that country.

    Continue to Lower Manufacturing Costs. We are committed to being a low-cost supplier. We continuously seek ways to lower costs, enhance product quality, increase manufacturing efficiencies, and increase product throughput. The major cost-saving initiatives that we have in process are:

- Complete the MagneTek Motor Operations Integration. We have recently achieved our target of approximately $35 million of annualized cost savings in the areas of raw materials purchasing, facility and product line rationalization, and selling, general and administrative cost reductions since our acquisition of the MagneTek motor operations in 1999. We are in the process of transferring additional portions of our component and motor assembly operations to our lower-cost Mexican operations and plan to complete these transitions by the first quarter of 2003, which we expect will result in additional annual cost savings of approximately $2 million.

- Further Reduce Costs in Our Electrical Products Operations. In addition to the cost savings resulting from our MagneTek integration, during the fourth quarter of 2001, we initiated several cost-reduction programs in our electrical products business, including transferring six additional product manufacturing lines to our lower-cost Mexican operations, reducing the electrical products salaried workforce by 10 percent, and realigning our motor warehouse operations to improve distribution efficiencies. We believe these actions will enable us to achieve cost savings of more than $16 million in 2002 and $20 to $25 million annually in subsequent years.

- Selectively Manufacture in China. Although our Mexican operations, with their scale and production flexibility, will continue to be the best solution for supplying many of our customers, we believe that manufacturing in China offers an opportunity to complement our Mexican manufacturing for selected products, such as smaller size, higher order volume electric motors. With our December 2001 acquisition of Shenzhen Speeda Industrial Co., Ltd., a manufacturer of sub-fractional horsepower electric motors, we now have a platform to manufacture electric motors in China.

- Integrate State Industries and Realize Operating Synergies. Our acquisition of State Industries provides us with access to new markets and an opportunity to improve the operations and efficiency of our overall water systems business. We are moving our water systems business headquarters to State Industries' headquarters in Ashland City, Tennessee, to facilitate the integration of State Industries with our existing water systems operations. Our integration plan will enable us to take advantage of the best practices of the two organizations to improve efficiencies, rationalize our product lines, and reduce costs in the business. We have identified immediate cost-reduction opportunities, including management reductions, raw materials purchasing savings, and freight and logistics savings, and we believe that these actions will enable us to realize cost savings of approximately $5 million in 2002, $10 to $12 million in 2003, and over $15 million annually in subsequent years.

    Pursue Strategic Acquisitions. We have been a consolidator in our targeted markets, and we believe we have assembled the scale necessary to continue to succeed in these markets. We will pursue complementary strategic acquisitions that allow us to leverage the marketing, engineering, and manufacturing strengths of our businesses. Our current acquisition criteria generally require that a potential candidate participates in a market segment growing faster than 10 percent per year and offers attractive profit margins.

CORPORATE INFORMATION

    Our principal executive offices are located at 11270 West Park Place, Milwaukee, Wisconsin 53224-9508, and our telephone number is (414) 359-4000. Our website address is www.aosmith.com. However, the information contained on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by A. O.
Smith Corporation.............   3,500,000 shares

Common stock to be outstanding
after the offering............   18,718,012 shares

Class A common stock
outstanding before and after
the offering..................   8,638,989 shares

Common stock and class A
common stock outstanding after
the offering..................   27,357,001 shares

Use of proceeds...............   We expect to use the net proceeds of the
                                 offering to reduce debt under our multi-year credit facility

New York Stock Exchange symbol
of common stock...............   AOS

Risk factors..................   See the section entitled "Risk Factors" on page
                                 9 for a discussion of factors you should consider carefully before deciding to buy our common stock

    The number of shares of common stock and class A common stock outstanding after this offering is based on the actual number of shares outstanding as of March 31, 2002, and excludes:

- 2,654,300 shares of common stock issuable upon exercise of options outstanding as of March 31, 2002, at a weighted average exercise price of $17.08 per share; and

- 1,664,950 shares of common stock available for future grants under our stock option plans, including 1,500,000 shares available for future grants under the stock option plan that our stockholders adopted on April 8, 2002.

    The number of shares of common stock offered and to be outstanding assumes that the underwriters have not exercised their over-allotment option. If the underwriters exercise their over-allotment option in full, then we will issue and sell an additional 525,000 shares of our common stock and will have 19,243,012 shares of our common stock outstanding after the offering.

    Each share of our class A common stock is convertible into one share of our common stock at any time at the holder's option. See "Description of Capital Stock."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


    The following table presents summary historical consolidated financial data as of and for each of the five years ended December 31, 2001, which have been derived from our audited consolidated financial statements, and as of and for each of the three months ended March 31, 2001 and 2002, which have been derived from our unaudited interim consolidated financial statements. You should read this information together with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and our consolidated financial statements and related notes included elsewhere in this prospectus (except for the consolidated financial statements as of and for the years ended December 31, 1997 and 1998, which are not included in this prospectus).


                                                                                                         FOR THE THREE
                                                                                                            MONTHS
                                                       FOR THE YEARS ENDED DECEMBER 31,(1)              ENDED MARCH 31,
                                               ----------------------------------------------------   -------------------
                                               1997(2)   1998(3)   1999(4)      2000     2001(5)(6)   2001(6)      2002
                                               -------   -------   --------   --------   ----------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA(7):
Continuing Operations:
  Net sales..................................  $703.1    $800.8    $1,070.3   $1,247.9    $1,151.2    $  318.2   $  371.9
  Cost of products sold......................   543.4     623.2       839.5      999.8       948.8       259.4      295.0
                                               ------    ------    --------   --------    --------    --------   --------
  Gross profit...............................   159.7     177.6       230.8      248.1       202.4        58.8       76.9
  Selling, general and administrative
    expenses.................................   105.8     105.2       136.3      153.7       145.7        38.1       53.2
  Interest expense...........................     6.6       5.9        12.8       22.1        16.4         4.8        4.2
  Amortization of intangibles................     0.9       2.5         5.2        6.9         7.0         1.7        0.1
  Restructuring and other charges............      --        --          --         --         9.4          --         --
  Other (income) expense -- net..............    (6.7)     (2.9)       (0.6)       0.3         1.4         0.7        0.8
                                               ------    ------    --------   --------    --------    --------   --------
    Earnings before income taxes.............    53.1      66.9        77.1       65.1        22.5        13.5       18.6
  Provision for income taxes.................    18.4      23.2        26.8       23.4         8.0         5.0        6.5
                                               ------    ------    --------   --------    --------    --------   --------
  Earnings before equity in loss of joint
    ventures.................................    34.7      43.7        50.3       41.7        14.5         8.5       12.1
  Equity in loss of joint ventures...........    (2.6)     (3.0)         --         --          --          --         --
                                               ------    ------    --------   --------    --------    --------   --------
Earnings from continuing operations..........    32.1      40.7        50.3       41.7        14.5         8.5       12.1
Discontinued Operations:
  Operating earnings (loss)..................    20.7       3.8        (0.9)        --          --          --         --
  Gain (loss) on disposition.................   101.0        --        (7.0)     (11.9)         --          --         --
                                               ------    ------    --------   --------    --------    --------   --------
                                                121.7       3.8        (7.9)     (11.9)         --          --         --
                                               ------    ------    --------   --------    --------    --------   --------
Net earnings.................................  $153.8    $ 44.5    $   42.4   $   29.8    $   14.5    $    8.5   $   12.1
                                               ======    ======    ========   ========    ========    ========   ========
Basic Earnings (Loss) per Share:
  Continuing operations......................  $ 1.16    $ 1.73    $   2.17   $   1.78    $   0.61    $   0.36   $   0.51
  Discontinued operations....................    4.41      0.16       (0.34)     (0.51)         --          --         --
                                               ------    ------    --------   --------    --------    --------   --------
  Net earnings...............................  $ 5.57    $ 1.89    $   1.83   $   1.27    $   0.61    $   0.36   $   0.51
                                               ======    ======    ========   ========    ========    ========   ========
Diluted Earnings (Loss) per Share:
  Continuing operations......................  $ 1.14    $ 1.68    $   2.11   $   1.76    $   0.61    $   0.36   $   0.50
  Discontinued operations....................    4.32      0.16       (0.33)     (0.50)         --          --         --
                                               ------    ------    --------   --------    --------    --------   --------
  Net earnings...............................  $ 5.46    $ 1.84    $   1.78   $   1.26    $   0.61    $   0.36   $   0.50
                                               ======    ======    ========   ========    ========    ========   ========
Average Shares Outstanding(8):
  Basic......................................    27.6      23.6        23.2       23.4        23.6        23.5       23.8
  Diluted....................................    28.2      24.2        23.8       23.7        23.9        23.8       24.3
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents....................  $145.9    $ 37.7    $   14.8   $   15.3    $   20.8    $   13.1   $   21.9
Working capital..............................   237.8     155.2       217.7      227.0       221.6       238.0      224.1
Total assets.................................   682.8     736.6     1,065.6    1,064.9     1,293.9     1,052.2    1,305.2
Long-term debt...............................   101.0     131.2       351.3      316.4       390.4       295.7      378.9
Total stockholders' equity...................   399.7     401.1       431.1      448.4       451.9       452.7      466.1
OTHER FINANCIAL DATA(9):
Capital expenditures.........................  $ 37.4    $ 18.5    $   32.8   $   40.5    $   35.3    $    9.5   $    7.1
Depreciation and amortization................    21.6      26.5        37.3       45.1        47.1        11.4       12.3
EBITDA(10)...................................    72.4      95.6       125.8      131.6        85.7        29.6       35.0
Cash provided by (used in) operating
  activities.................................    73.5      65.6        47.8       75.2        49.8       (13.3)      22.9

------------------
(1) We have accounted for our former fluid handling, liquid and dry storage, and automotive structural components businesses as discontinued operations in our consolidated financial statements. On April 18, 1997, we sold our automotive structural components business, exclusive of our Mexican automotive affiliate, and on October 1, 1997, we sold our 40 percent interest in our Mexican affiliate. On December 8, 2000, we sold our fluid handling business, and on January 10, 2001, we sold our storage business. See Note 3 to the consolidated financial statements included elsewhere in this prospectus.
(2)   On March 31, 1997, we acquired UPPCO, Inc. for $60.9 million.
(3) On July 1, 1998, we acquired certain assets of General Electric Company's domestic hermetic motor business for $125.6 million.
(4) On August 2, 1999, we acquired MagneTek, Inc.'s domestic electric motor business for $244.6 million. See Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(5) On December 28, 2001, we acquired all of the outstanding stock of State Industries, Inc. for an aggregate purchase price of $117.2 million, and in December 2001, we acquired 100 percent of the capital stock of Shenzhen Speeda Industrial Co., Ltd. for a total purchase price of $3.3 million. See Note 2 to the consolidated financial statements included elsewhere in this prospectus.


(6) The statement of earnings data for the year ended December 31, 2001 and the three months ended March 31, 2001 do not include any results of operations of State Industries, Inc.

(7) Includes the results of the acquired businesses from their respective dates of acquisition.
(8) Adjusted for a three-for-two stock split in August 1998. Includes shares of common stock and class A common stock.
(9)   Data shown is for continuing operations only.
(10) EBITDA consists of earnings before income taxes plus depreciation and amortization and interest expense, less interest income. We have presented EBITDA information solely as a supplemental disclosure because we believe it allows for a more complete analysis of the results of our operations and enables investors to determine our ability to service or incur indebtedness. EBITDA should not be construed as an alternative to earnings from continuing operations, net earnings, or cash flows from operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA information calculate EBITDA in the same manner as we do, and accordingly, our calculation is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.

                                  RISK FACTORS

    You should carefully consider the risk factors set forth below and all other information contained in this prospectus, including the documents incorporated by reference, before making an investment decision regarding our common stock. If any of the events contemplated by the following risks actually occurs, then our business, financial condition, or results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties below are not the only risks facing our company.

BECAUSE WE PARTICIPATE IN MARKETS THAT ARE HIGHLY COMPETITIVE, OUR REVENUES COULD DECLINE AS WE RESPOND TO COMPETITION.

    We sell all of our products in highly competitive markets. We compete in each of our targeted markets based on product design, quality of products and services, product performance, maintenance costs, and price. We compete against manufacturers located in the United States and throughout the world. We also face potential competition from some OEMs to whom we sell our electrical products and from our customers and the end users of our products, who continually assess any costs that could be reduced by vertically integrating or using other alternate sources for the products we manufacture. A few of our competitors have greater financial, marketing, manufacturing, and distribution resources than we have. We cannot assure you that our products and services will continue to compete successfully with those of our competitors or that we will be able to retain our customer base or improve or maintain our profit margins on sales to our customers, all of which could materially and adversely affect our financial condition, results of operations, and cash flows.

SOME OF OUR MARKETS ARE CYCLICAL, AND A DECLINE IN ANY OF THESE MARKETS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING PERFORMANCE.

    Our electrical products business is cyclical and dependent on consumer spending and is therefore impacted by the strength of the economy generally, interest rates, and other factors. Economic factors adversely affecting OEM production and consumer spending could adversely impact our business. During recessionary periods, we have been adversely affected by reduced demand for our products. OEM production experienced a downturn in 2000 and 2001, which adversely affected demand for our electrical products. This downturn may continue or become more severe.

WE DEPEND ON REVENUES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION, REDUCTION, OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD HARM OUR BUSINESS.

    Sales to York International, our largest customer, represented 11.7 percent of pro forma 2001 net sales, and collectively net sales to our four largest customers represented approximately 25 percent of pro forma 2001 net sales. Our success will depend on our continued ability to develop and manage relationships with significant customers. We expect that significant customer concentration will continue for the foreseeable future. Our dependence on sales from a relatively small number of customers makes our relationship with each of these customers important to our business. We cannot assure you that we will be able to retain our largest customers. Some of our customers may in the future shift their purchases of products from us to our competitors or to other sources. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers, or future price concessions that we may make could significantly harm our business.

WE INCREASINGLY MANUFACTURE OUR PRODUCTS OUTSIDE THE UNITED STATES, WHICH MAY PRESENT ADDITIONAL RISKS TO OUR BUSINESS.

    A significant portion of our 2001 net sales were attributable to products manufactured outside of the United States, principally in Mexico, and expanding international manufacturing capacity in Mexico and China is part of our strategy to reduce costs. Approximately 7,000 of our 15,000 total employees and 17 of our 41 manufacturing facilities are located in Mexico. Approximately 800 employees and two manufacturing facilities are located in China. International operations generally are subject to various risks, including political, religious, and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade restrictions, the impact of foreign government regulations, and the effects of income and withholding tax, governmental expropriation, and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenue. Unfavorable changes in the political, regulatory, and business climate could have a material adverse effect on our financial condition, results of operations, and cash flows.

WE MANUFACTURE A SIGNIFICANT PORTION OF OUR PRODUCTS IN MEXICO, WHICH EXPOSES US TO THE RISK OF INCREASED LABOR COSTS DUE TO BOTH WAGE INFLATION IN MEXICO AND STABILITY OR INCREASES IN THE VALUE OF THE MEXICAN PESO RELATIVE TO THE U.S. DOLLAR.


    We currently manufacture approximately 75 percent of our electric motors and 20 percent of our residential water heaters in Mexico. The costs we incur manufacturing these products are directly related to changes in labor costs in Mexico and fluctuations in exchange rates of the Mexican peso relative to the U.S. dollar because the labor costs we incur measured in U.S. dollars are based on the cost of labor in Mexican pesos and the exchange rate of the Mexican peso relative to the U.S. dollar. Historically, Mexico has had higher wage inflation than the United States has had. That inflation does not adversely affect our costs when there is a corresponding decrease in the value of the Mexican peso relative to the U.S. dollar. However, during periods in which the value of the Mexican peso increases or remains stable relative to the U.S. dollar, higher wage inflation in Mexico results in an increase in our labor costs because we are not able to offset any increases in labor costs in Mexico when the cost of such labor in Mexican pesos is measured in U.S. dollars.


OUR OPERATIONS WILL SUFFER IF WE ARE UNABLE TO COMPLETE OUR INTERNAL COST REDUCTION PROGRAMS.

    We are implementing a cost reduction program in our electrical products business, which includes a transfer of portions of our manufacturing and assembly work from six of our existing United States fabrication and motor assembly plants to our operations in Mexico; a 10 percent reduction in the electrical products salaried workforce; and a consolidation of several warehouse facilities. As of March 31, 2002, we had charged $1.5 million against the reserve we established for this program. In implementing this program, we may not be able to successfully consolidate management, operations, product lines, distribution networks, and manufacturing facilities, and we could experience a disruption in our inventory and product supply or in administrative services. In addition, we may not be able to complete this program without unexpected costs or delays, or the need for increased management time and effort. If we do not successfully implement this program on a timely basis, we will not achieve the planned operational efficiencies and cost savings, and there could be an adverse impact on ongoing relationships with our customers, all of which would impact our profitability.

FAILURE TO INTEGRATE STATE INDUSTRIES WOULD ADVERSELY AFFECT OUR OPERATIONS.

    We completed our acquisition of State Industries on December 28, 2001. Realization of the benefits of this acquisition requires the integration of State Industries' sales and marketing, distribution, manufacturing, engineering, and administrative organization. The successful integration of State Industries will require substantial attention from our senior management, which will decrease the time that they have to serve and attract customers and develop new products and services. We cannot assure you that we will be able to integrate successfully State Industries, that we will operate the acquired business profitably, or that we will obtain the beneficial effect from this acquisition. Our financial condition, results of operations, and cash flows could be materially and adversely affected if we do not successfully integrate State Industries.

A SUBSTANTIAL PORTION OF OUR RESULTS HAS COME THROUGH ACQUISITIONS, AND WE MAY NOT BE ABLE TO IDENTIFY OR COMPLETE FUTURE ACQUISITIONS, WHICH COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

    Acquisitions we have made since 1997 have had a significant impact on our results of operations during that period. While we will continue to evaluate potential acquisitions, we may not be able to identify and successfully negotiate suitable acquisitions, obtain financing for future acquisitions on satisfactory terms, obtain regulatory approval for certain acquisitions, or otherwise complete acquisitions in the future. If we complete any future acquisitions, then we may not be able to successfully integrate the acquired businesses or operate them profitably or accomplish our strategic objectives for those acquisitions. Our level of indebtedness may increase in the future if we finance acquisitions with debt, which would cause us to incur additional interest expense and could increase our vulnerability to general adverse economic and industry conditions and limit our ability to service our debt or obtain additional financing. We cannot assure you that future acquisitions will not have a material adverse effect on our financial condition, results of operations, and cash flows.

OUR SALES OF ELECTRICAL PRODUCTS INCORPORATED INTO HVAC SYSTEMS ARE AFFECTED BY THE WEATHER, AND MILD OR COOLER WEATHER COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING PERFORMANCE.

    Many of our electrical products are incorporated into HVAC systems that OEMs sell to end users. The number of installations of new and replacement HVAC systems or components is higher during the spring and summer seasons due to the increased use of air conditioning during warmer months. Mild or cooler weather conditions during the spring and summer seasons often result in end users deferring the purchase of new or replacement HVAC systems or components. As a result, prolonged periods of mild or cooler weather conditions in the spring or summer seasons in broad geographical areas could have a negative impact on the demand for our electrical products and, therefore, could have an adverse effect on our operating performance. In addition, due to variations in weather conditions from year to year, our operating performance in any single year may not be indicative of our performance in any future year.

OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY IMPACTED BY PRODUCT LIABILITY LAWSUITS.

    Our residential water heater business exposes us to potential product liability risks that are inherent in the design, manufacture, and sale of our products in that business. While we currently maintain what we believe to be suitable product liability insurance, we cannot assure you that we will be able to maintain this insurance on acceptable terms or that this insurance will provide adequate protection against potential liabilities. In addition, we self-insure a portion of product liability claims. A series of successful claims against us could materially and adversely affect our reputation and our financial condition, results of operations, and cash flows.

WE HAVE A $33.4 MILLION ASSET RELATING TO DIP TUBE LITIGATION THAT WE MAY NOT BE ABLE TO COLLECT.


    We and other water heater manufacturers settled in 1999 a class action lawsuit relating to water heaters that contained a dip tube (a water heater component) manufactured, designed, supplied, or sold by Perfection Corporation between August 1993 and October 1996. Following settlement of the class action lawsuit, we joined together with the other water heater manufacturers in an action against Perfection Corporation and other related parties and their insurers seeking to recover the damages we sustained as a result of the class action settlement and other damages. As of March 31, 2002, we recorded a long-term receivable of $33.4 million related to repair claims, administrative costs, legal fees, and related expenses arising out of the settlement of the class action lawsuit. Although we expect that we will recover all or a substantial portion of this amount from Perfection Corporation, other related parties, their insurers, or our insurers, we cannot assure you that we will do so.


ONE STOCKHOLDER HAS VOTING CONTROL OF THE COMPANY.

    We have two classes of common equity: our common stock, which we are offering by this prospectus; and our class A common stock. Currently and immediately after the offering, the holders of common stock are entitled, as a class, to elect only 25 percent of our board of directors. Currently and immediately after the offering, the holders of class A common stock are entitled, as a class, to elect the remaining directors. As of March 31, 2002, pro forma for the issuance of our common stock in the offering, a single stockholder, Smith Investment Company, effectively controlled 75 percent of our board of directors and our operations because it beneficially owned approximately 93 percent of our class A common stock. Due to the differences in the voting rights between shares of our common stock and shares of our class A common stock, Smith Investment Company is and immediately after the offering will be in a position to control to a large extent the outcome of matters requiring a stockholder vote, including the adoption of amendments to our certificate of incorporation or bylaws or approval of transactions involving a change of control. The differences in the voting rights between shares of our common stock and our class A common stock could have the effect of delaying, deterring, or preventing a change of control. As of March 31, 2002, pro forma for the issuance of our common stock in the offering, Smith Investment Company beneficially owned approximately 35 percent of the total number of outstanding shares of our common stock and class A common stock.

                                USE OF PROCEEDS


    Based on an assumed offering price of $29.15 per share, we estimate that we will receive approximately $96.3 million of net proceeds in this offering, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay debt under our $250 million multi-year revolving credit facility, which expires on August 2, 2004. The interest we pay under this credit facility was 2.4 percent per annum as of March 31, 2002 and varies monthly with the London Interbank Offered Rate and our debt to total capitalization ratio. As of March 31, 2002, we had $120.0 million of total debt outstanding under this credit facility, $118.0 million of which we incurred in 2001 in connection with our acquisitions of State Industries and Shenzhen Speeda.

                        PRICE RANGES OF COMMON STOCK AND
                    CLASS A COMMON STOCK AND DIVIDEND POLICY

    Our common stock is traded on the New York Stock Exchange under the symbol "AOS," and our class A common stock is traded on the American Stock Exchange under the symbol "SMCA." The following table sets forth the high and low sale prices of our common stock and class A common stock as reported by the New York Stock Exchange and the American Stock Exchange for the stated quarter.


                                                                                  CLASS A
                                                          COMMON STOCK          COMMON STOCK
                                                        ----------------      ----------------
                                                         HIGH      LOW         HIGH      LOW
                                                        ------    ------      ------    ------
2000
  First Quarter.......................................  $23.13    $14.94      $22.00    $15.50
  Second Quarter......................................   22.81     17.81       22.44     17.88
  Third Quarter.......................................   21.38     11.19       17.25     12.00
  Fourth Quarter......................................   17.25     12.50       16.88     12.75
2001
  First Quarter.......................................  $20.10    $15.88      $19.80    $15.88
  Second Quarter......................................   19.53     16.40       19.20     16.50
  Third Quarter.......................................   18.50     15.25       18.30     16.00
  Fourth Quarter......................................   19.75     14.67       18.90     14.50
2002
  First Quarter.......................................  $28.50    $19.00      $27.60    $19.25
  Second Quarter (through April 18, 2002).............  $29.60    $25.30      $28.55    $26.00



    On April 18, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $29.15, and the last reported sale price for our class A common stock on the American Stock Exchange was $28.50.


    We paid cash dividends of $.52 per share on our common stock and class A common stock in 2001 and dividends of $.50 per share in 2000.

    On April 9, 2002, our board of directors declared a quarterly cash dividend of $.13 per share on our common stock and class A common stock payable on May 15, 2002, to shareholders of record on April 30, 2002. Holders of shares purchased in this offering will not be entitled to receive this dividend on the purchased shares.

    We have paid cash dividends for 62 consecutive years. We currently intend to declare and pay dividends on a regular basis at a minimum of the current rate. However, the payment and amount of future dividends is at the discretion of our board of directors and will depend upon future earnings, capital requirements, our general financial condition, general business conditions, and other factors. In addition, the terms of our credit agreement contain certain conditions and provisions that restrict our ability to pay quarterly dividends. Under the most restrictive of these provisions, retained earnings of $66.6 million were available for the payment of dividends as of March 31, 2002.

    Whenever we pay cash dividends on our class A common stock, each share of common stock is entitled to receive a dividend at least equal to the dividend per share on our class A common stock. We may pay cash dividends to holders of common stock in excess of dividends paid, or without paying dividends, to holders of class A common stock.

                                 CAPITALIZATION


    The following table sets forth our consolidated capitalization as of March 31, 2002, on an actual basis and as adjusted to give effect to our sale of 3,500,000 shares of common stock at an assumed public offering price of $29.15 per share, after deducting the underwriting discount and estimated offering expenses and after applying the net proceeds in this offering as we intend. You should read this table together with "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Description of Capital Stock," and our consolidated financial statements and related notes included elsewhere in this prospectus.



                                                                       AS OF
                                                                  MARCH 31, 2002
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                               (DOLLARS IN MILLIONS)
Total debt(1)...............................................  $ 392,139    $ 295,845
                                                              =========    =========
Total stockholders' equity:
  Preferred stock, 3,000,000 shares authorized; 0 shares
     outstanding............................................  $       -    $       -
  Class A common stock, $5 par value; 14,000,000 shares
     authorized; 8,671,584 shares issued and 8,638,989
     shares outstanding(2)..................................     43,358       43,358
  Common stock, $1 par value; 60,000,000 shares authorized;
     23,877,778 shares issued and 15,218,012 shares
     outstanding; 23,877,778 shares issued and 18,718,012
     shares outstanding as adjusted.........................     23,878       27,378
Capital in excess of par value..............................     55,697       70,215
Retained earnings...........................................    560,448      560,448
Accumulated other comprehensive loss........................     (2,815)      (2,815)
Treasury stock, at cost, 32,595 shares of class A common
  stock and 8,659,766 shares of common stock; 32,595 shares
  of class A common stock and 5,159,766 shares of common
  stock as adjusted.........................................   (214,417)    (136,141)
                                                              ---------    ---------
     Total stockholders' equity.............................    466,149      562,443
                                                              ---------    ---------
       Total capitalization.................................  $ 858,288    $ 858,288
                                                              =========    =========


------------------
(1) Total debt includes long-term debt and long-term debt due within one year.
(2) Each share of our class A common stock is convertible into one share of our common stock at any time at the holder's option.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


    The following table presents selected historical consolidated financial data as of and for each of the five years ended December 31, 2001, which have been derived from our audited consolidated financial statements, and as of and for each of the three months ended March 31, 2001 and 2002, which have been derived from our unaudited interim consolidated financial statements. You should read this information together with "Management's Discussion and Analysis of Results of Operations and Financial Condition," and our consolidated financial statements and the related notes included elsewhere in this prospectus (except for the consolidated financial statements as of and for the years ended December 31, 1997 and 1998, which are not included in this prospectus).


                                                                                                            FOR THE
                                                                                                         THREE MONTHS
                                                       FOR THE YEARS ENDED DECEMBER 31,(1)              ENDED MARCH 31,
                                               ----------------------------------------------------   -------------------
                                               1997(2)   1998(3)   1999(4)      2000     2001(5)(6)   2001(6)      2002
                                               -------   -------   --------   --------   ----------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA(7):
Continuing Operations:
  Net sales..................................  $703.1    $800.8    $1,070.3   $1,247.9    $1,151.2    $  318.2   $  371.9
  Cost of products sold......................   543.4     623.2       839.5      999.8       948.8       259.4      295.0
                                               ------    ------    --------   --------    --------    --------   --------
  Gross profit...............................   159.7     177.6       230.8      248.1       202.4        58.8       76.9
  Selling, general and administrative
    expenses.................................   105.8     105.2       136.3      153.7       145.7        38.1       53.2
    Interest expense.........................     6.6       5.9        12.8       22.1        16.4         4.8        4.2
  Amortization of intangibles................     0.9       2.5         5.2        6.9         7.0         1.7        0.1
  Restructuring and other charges............       -         -           -          -         9.4           -          -
  Other (income) expense--net................    (6.7)     (2.9)       (0.6)       0.3         1.4         0.7        0.8
                                               ------    ------    --------   --------    --------    --------   --------
      Earnings before income taxes...........    53.1      66.9        77.1       65.1        22.5        13.5       18.6
  Provision for income taxes.................    18.4      23.2        26.8       23.4         8.0         5.0        6.5
                                               ------    ------    --------   --------    --------    --------   --------
  Earnings before equity in loss of joint
    ventures.................................    34.7      43.7        50.3       41.7        14.5         8.5       12.1
  Equity in loss of joint ventures...........    (2.6)     (3.0)          -          -           -           -          -
                                               ------    ------    --------   --------    --------    --------   --------
Earnings from continuing operations..........    32.1      40.7        50.3       41.7        14.5         8.5       12.1
Discontinued Operations:
  Operating earnings (loss)..................    20.7       3.8        (0.9)         -           -           -          -
  Gain (loss) on disposition.................   101.0         -        (7.0)     (11.9)          -           -          -
                                               ------    ------    --------   --------    --------    --------   --------
                                                121.7       3.8        (7.9)     (11.9)          -           -          -
                                               ------    ------    --------   --------    --------    --------   --------
  Net earnings...............................  $153.8    $ 44.5    $   42.4   $   29.8    $   14.5    $    8.5   $   12.1
                                               ======    ======    ========   ========    ========    ========   ========
Basic Earnings (Loss) per Share:
  Continuing operations......................  $ 1.16    $ 1.73    $   2.17   $   1.78    $   0.61    $   0.36   $   0.51
  Discontinued operations....................    4.41      0.16       (0.34)     (0.51)          -           -          -
                                               ------    ------    --------   --------    --------    --------   --------
  Net earnings...............................  $ 5.57    $ 1.89    $   1.83   $   1.27    $   0.61    $   0.36   $   0.51
                                               ======    ======    ========   ========    ========    ========   ========
Diluted Earnings (Loss) per Share:
  Continuing operations......................  $ 1.14    $ 1.68    $   2.11   $   1.76    $   0.61    $   0.36   $   0.50
  Discontinued operations....................    4.32      0.16       (0.33)     (0.50)          -           -          -
                                               ------    ------    --------   --------    --------    --------   --------
  Net earnings...............................  $ 5.46    $ 1.84    $   1.78   $   1.26    $   0.61    $   0.36   $   0.50
                                               ======    ======    ========   ========    ========    ========   ========
Average Shares Outstanding(8):
  Basic......................................    27.6      23.6        23.2       23.4        23.6        23.5       23.8
  Diluted....................................    28.2      24.2        23.8       23.7        23.9        23.8       24.3
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents....................  $145.9    $ 37.7    $   14.8   $   15.3    $   20.8    $   13.1   $   21.9
Working capital..............................   237.8     155.2       217.7      227.0       221.6       238.0      224.1
Total assets.................................   682.8     736.6     1,065.6    1,064.9     1,293.9     1,052.2    1,305.2
Long-term debt...............................   101.0     131.2       351.3      316.4       390.4       295.7      378.9
Total stockholders' equity...................   399.7     401.1       431.1      448.4       451.9       452.7      466.1
OTHER FINANCIAL DATA(9):
Capital expenditures.........................  $ 37.4    $ 18.5    $   32.8   $   40.5    $   35.3    $    9.5   $    7.1
Depreciation and amortization................    21.6      26.5        37.3       45.1        47.1        11.4       12.3
EBITDA(10)...................................    72.4      95.6       125.8      131.6        85.7        29.6       35.0
Cash provided by (used in) operating
  activities.................................    73.5      65.6        47.8       75.2        49.8       (13.3)      22.9

------------------
 (1) We have accounted for our former fluid handling, liquid and dry storage, and automotive structural components businesses as discontinued operations in our consolidated financial statements. On April 18, 1997, we sold our automotive structural components business, exclusive of our Mexican automotive affiliate, and on October 1, 1997, we sold our 40 percent interest in our Mexican affiliate. On December 8, 2000, we sold our fluid handling business, and on January 10, 2001, we sold our storage business. See Note 3 to the consolidated financial statements included elsewhere in this prospectus.
 (2) On March 31, 1997, we acquired UPPCO, Inc. for $60.9 million.
 (3) On July 1, 1998, we acquired certain assets of General Electric Company's domestic hermetic motor business for $125.6 million.
 (4) On August 2, 1999, we acquired MagneTek, Inc.'s domestic electric motor business for $244.6 million. See Note 2 to the consolidated financial statements included elsewhere in this prospectus.

 (5) On December 28, 2001, we acquired all of the outstanding stock of State Industries, Inc. for an aggregate purchase price of $117.2 million, and in December 2001, we acquired 100 percent of the capital stock of Shenzhen Speeda Industrial Co., Ltd. for a total purchase price of $3.3 million. See
     Note 2 to the consolidated financial statements included elsewhere in this prospectus.


 (6) The statement of earnings data for the year ended December 31, 2001 and the three months ended March 31, 2001 do not include any results of operations of State Industries, Inc.

 (7) Includes the results of the acquired businesses from their respective dates of acquisition.
 (8) Adjusted for a three-for-two stock split in August 1998. Includes shares of common stock and class A common stock.
 (9) Data shown is for continuing operations only.
(10) EBITDA consists of earnings before income taxes plus depreciation and amortization and interest expense, less interest income. We have presented EBITDA information solely as a supplemental disclosure because we believe it allows for a more complete analysis of the results of our operations and enables investors to determine our ability to service or incur indebtedness. EBITDA should not be construed as an alternative to earnings from continuing operations, net earnings, or cash flows from operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA information calculate EBITDA in the same manner as we do, and accordingly, our calculation is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies.

                                    BUSINESS

OUR COMPANY

    We are a leading manufacturer of electric motors and water heating equipment, serving a diverse mix of residential, commercial, and industrial end markets principally in the United States with a growing international presence. Our company is organized in two segments: electrical products and water systems. Our electrical products business manufactures and markets a comprehensive line of hermetic motors, fractional horsepower AC and DC motors, and integral horsepower motors. Our water systems business manufactures and markets a comprehensive line of residential gas and electric water heaters, standard and specialty commercial water heating equipment, high-efficiency copper-tube boilers, and water systems tanks. In 2001, on a pro forma basis for our December 2001 acquisition of State Industries, we had net sales of approximately $1.5 billion, with 55 percent attributable to our electrical products business and 45 percent attributable to our water systems business.

    Our electric motors are used in a wide variety of targeted applications, including HVAC systems; pools, spas and water well pumps; garage door openers; overhead cranes; elevators; and industrial pumps. We primarily sell our electric motors directly to OEMs. We also market our motor products through wholesale distributors who sell to smaller OEMs and aftermarket customers. Our residential and commercial water heaters are used in a wide variety of targeted applications, including homes, apartments, schools, hospitals, hotels, laundries, restaurants, stadiums, and other large users of hot water. Our water systems wholesale distribution channel includes more than 2,600 wholesale plumbing distributors that serve residential, commercial, and industrial markets. We also sell our residential water heaters through the retail channel. In this channel, our customers include four of the six largest national hardware and home center chains, including a long-standing private label relationship with Sears.

    During the past five years, we have significantly repositioned our company. We have changed from a diversified manufacturer with five businesses, the largest of which was our legacy automotive structural components business that represented more than 50 percent of our total sales, to a company focused on our electrical products and water systems businesses, which we believe offer the opportunity for higher growth and more profitability. We divested our automotive structural components business in 1997, realizing pre-tax proceeds of $770 million. By January 2001, we had completed our repositioning with the divestiture of our storage and fluid handling businesses. During this period, we also made key acquisitions, including:

                                                        ANNUAL
                                           YEAR       REVENUES AT
BUSINESS                                 ACQUIRED     ACQUISITION                  PRODUCTS
--------                                 --------   ---------------                --------
                                                     (IN MILLIONS)
ELECTRICAL PRODUCTS
UPPCO, Inc. ...........................    1997          $ 70         C-Frame sub-fractional horsepower
                                                                      AC motors
General Electric Company's domestic
  hermetic motors business.............    1998          $120         Hermetic motors for HVAC and
                                                                      refrigeration
MagneTek, Inc.'s motor business........    1999          $380         Fractional horsepower, integral AC
                                                                      and DC motors
WATER SYSTEMS
State Industries, Inc..................    2001          $320         Residential and commercial gas and
                                                                      electric water heaters, tanks,
                                                                      parts and accessories

    The following competitive strengths contribute to the success of our business:

- We are among the leaders in North America in the electric motor and water heating market segments that we target, and we have the scale to increase our leadership positions

- We have established a presence in Mexico and China to capitalize on the low-cost manufacturing potential of each region

- Our comprehensive product offerings and strong brand identities have created customer loyalty and help us to maintain existing business, as well as capture additional sales, particularly as many of our customers seek to consolidate their supplier bases

- Our operational and engineering flexibility help us to provide fast, innovative, and practical solutions for our customers

- Our businesses have established long-standing, strong relationships with leading OEM customers, distributors, and retailers

- Our products are used in essential applications that often require replacement purchases

- Our senior management team has significant experience in manufacturing, marketing, and sales

    We intend to use our competitive strengths to increase sales and profitability through the initiatives outlined below:

- Increase sales to existing customers, introduce new products, and expand operations internationally

- Continue to lower operating costs and realize significant cost savings by completing our MagneTek integration, further reducing cost in our electrical products operations, selectively manufacturing electric motors in China, and completing our integration of State Industries

- Pursue complementary strategic acquisitions that position us in adjacent markets and allow us to leverage the marketing, engineering, and manufacturing strengths of our businesses

ELECTRICAL PRODUCTS

    We are one of the three largest manufacturers of electric motors in North America, having manufactured approximately 36 million electric motors in 2001. We offer a comprehensive line of hermetic motors, fractional horsepower AC and DC motors, and integral horsepower motors, ranging in size from sub-fractional C-frame ventilation motors up to 500 horsepower hermetic and 800 horsepower specialty integral motors. We believe our extensive product offering gives us an advantage in our targeted markets, often allowing us to serve all of our customer's electric motor needs. We have significantly broadened our electric motor product line and customer base through a series of acquisitions, including UPPCO, General Electric Company's domestic hermetic motor business, and MagneTek's electric motor business. Our motors are used in a wide range of targeted residential, commercial, and industrial applications, including:

    HVAC. We are North America's leading supplier of hermetic motors that is not affiliated with a compressor manufacturer. These precisely engineered motors range in size from 5.5 inches to more than 15 inches in diameter (1 1/2 to 500 horsepower) and are used for residential and commercial air conditioning compressors, chillers, and commercial refrigeration equipment. We also manufacture a wide range of fractional horsepower fan and blower motors for use in furnaces, heat pumps, unitary and window air conditioners, and whole-house fan systems.

    Pumps. We are the leading supplier of fractional horsepower pump motors for swimming pools, spas, and jetted tubs, serving virtually all of the largest manufacturers in this niche. Our motors also can be found in residential water equipment, such as sump pumps, sewage pumps, sprinkling or irrigation systems, and water well pumps.

    Other residential and commercial. We are a leading supplier of fractional horsepower motors for residential and commercial garage door and gate openers, small air compressors, residential and commercial ventilation (range hood fans and kitchen and bathroom fans), and hundreds of other specialized uses.

    Industrial. Our fractional horsepower and integral horsepower motors are used in overhead cranes, conveyors, elevators, commercial air conditioning, agricultural, power transmission, and industrial pump applications.

    We estimate that total sales of electric motors in the United States were approximately $9 billion in 2001, and we believe international demand for electric motors is about twice the size of the domestic demand. We target selected segments of these markets. HVAC-related applications accounted for approximately 60 percent of our 2001 segment sales, with pump, or water-moving, applications representing 20 percent of our 2001 segment sales, and the remainder made up of other residential, commercial, and industrial applications. We believe approximately 50 percent of our 2001 segment sales resulted from the replacement needs of end users.

    Approximately 85 percent of our 2001 segment sales were to OEMs in a diverse mix of industries, with the remainder of sales directed to the aftermarket or distribution channels. Our 10 largest motor customers represented 50 percent of 2001 segment sales. Sales to our largest customer, York International and its wholly owned Bristol Compressors subsidiary, were $172 million in 2001 and represented approximately 20 percent of segment sales. We believe that more than 25 percent of our total segment sales were attributable to products used outside of the United States.

    We have a direct sales force consisting of 94 salespeople as of February 28, 2002. One-half of our sales force serves OEMs and the other one-half serves distributors. Our sales and marketing organization is focused on specific segments of our motor markets to identify and act on trends in the industries we serve. Our approach of focused marketing, supported by product engineering, has allowed us to establish close working relationships with many of the leading companies in the industries we serve. In many instances, we supply all or substantially all of their requirements for the products we offer, and several of our customer relationships date back for more than 40 years. We serve segments of the electric motor aftermarket through a nationwide network of wholesale electrical equipment distributors. We have traditionally concentrated our distribution services efforts in the HVAC and pool and spa aftermarkets, although the MagneTek acquisition expanded our distribution efforts into the industrial motor markets.

    With our extensive technical resources, we are able to work with individual customers to design and build a motor that meets their specific needs. Our design engineers use computer-aided design tools and sophisticated math models to develop a motor that matches our customers' performance requirements, mechanical specifications, safety standards, energy efficiency needs, and cost targets. We evaluate motor designs in well-equipped performance labs, using accelerated life tests, electrical tests, and mechanical measures to assure the design performs in often-harsh environments or under difficult operating conditions. Specialized testing includes sound chambers, wind tunnels, and combustion labs. We also test motors and customer systems in certified labs that comply with Underwriters' Laboratories, Canadian Standards Association, International Electro-Technical Commission, or European Committee for Standardization requirements, a capability that often reduces the time needed to obtain agency approval.

    To remain a leader in this highly competitive industry, we are committed to being a low-cost supplier of electrical products. We were one of the first motor manufacturers to identify the cost-reduction potential of Mexican operations, and today we manufacture a majority of our electric motors in our 16 Mexican motor facilities. In 2001, we undertook an initiative to accelerate the cost-reduction programs that were already underway in our motor operations to enhance our competitive position. These initiatives include transferring six additional product manufacturing lines to our lower-cost Mexican operations; reducing salaried workforce by 10 percent; and realigning our warehouse facilities into three hub operations that will improve customer service while reducing cost. In December 2001, we acquired Shenzhen Speeda, a manufacturer of sub-fractional horsepower electric motors in China. This acquisition gave us our first Asian motor manufacturing presence, and we intend to use this capability to serve a portion of the North American HVAC market segment.

    Our principal competitors in the electric motor industry are Emerson Electric Co. and General Electric Company. A number of other companies, such as Fasco Motors (a subsidiary of Invensys Motor Systems), Baldor Electric, Regal-Beloit Corporation, and Jakel Incorporated, compete with us in specific segments of the electric motor market.

WATER SYSTEMS

    We are one of the two largest manufacturers and marketers of water heaters in North America, having manufactured more than 3 million units on a pro forma basis in 2001. We have a leading share in the commercial water heating segment, and we believe we are the only domestic manufacturer that offers standard and specialty commercial water heater products. We believe that our comprehensive commercial product line gives us a competitive advantage in this higher-margin segment of the water heating industry. We also are one of the leaders in the residential water heating segment with an extensive line of high-efficiency gas and electric models. We significantly broadened our market scope and product offering with the acquisition of State Industries. This acquisition allowed us to enter the retail segment of the residential market, a channel that represents approximately one-half of the total United States residential market. The acquisition of State Industries also enhanced our position in the wholesale distribution channel and gave us a position in several new distribution channels, such as direct sales to large homebuilders and the manufactured housing market.

    We serve residential, commercial, and industrial end markets with a broad range of products, including:

    Residential gas and electric water heaters. Our residential water heaters come in sizes ranging from two-gallon (point-of-use) models to 120-gallon appliances with varying efficiency ranges. We offer traditional atmospheric water heaters as well as direct-vented and power-vented models for today's energy efficient homes.

    Standard commercial water heaters. Our gas, oil, and electric water heaters come in capacities ranging from 50 to 100 gallons and are used by customers who require a consistent, economical source of hot water. Typical applications include restaurants, hotels and motels, laundries, car washes, and small businesses.

    Specialty commercial water heaters. Our products include powered burner water heaters, large-volume gas and electric water heaters, and other water heating equipment that is custom-designed for the user's application. Our units are often combined with water storage tanks to provide the customer with a complete hot water system. Typical applications include hospitals, schools, prisons, large hotels, factories, or other commercial environments where the customer requires large volumes or high-demand periods of hot water.

    Copper-tube boilers. We manufacture four distinct copper-tube boiler brands designed to meet the customer's specific volume, efficiency, and cost requirements. Our high-efficiency boilers are used in potable hot water and hydronic heating applications. Applications for our boilers include schools, stadiums, prisons, and other institutions.

    Pump tanks, expansion tanks, and related products. We supply expansion tanks for domestic water systems, which are used to equalize the pressure in the system, as well as tanks for reverse osmosis water purification and related applications.

    Parts. Through our wholly owned APCOM subsidiary and protective coatings division, we manufacture and market a wide range of water heater components, including burners, gas manifolds, heating elements, thermostats, inlet tubes, and glass frit used in making porcelain enamel linings. APCOM and our protective coatings division provide us with a captive supply of water heater components to reduce the risk of a shortage in supply. Additionally, APCOM supplies water heater components to other major North American water heater manufacturers.

    We estimate that the total sales of water heaters in the United States were approximately $2 billion in 2001, and we believe international demand for water heaters is about twice the size of the domestic demand. We believe approximately 80 percent of our 2001 pro forma segment sales resulted from the replacement needs of end users.

    We distribute our residential water heaters through the traditional plumbing wholesale and retail channels. Residential water heaters represented 63 percent of total 2001 pro forma water systems sales, with approximately 71 percent of our residential water heaters sold through the plumbing wholesale channel. With the State Industries acquisition, we now have access to the retail channel and sell water heaters to four of the six largest national hardware and home center chains, including a long-standing private label relationship with Sears. Approximately 29 percent of our pro forma residential water heater sales and 18 percent of our total 2001 pro forma segment sales were through retail channels.

    We sell our commercial water systems products, including standard and specialty water heaters, high-efficiency copper-tube boilers, and large-volume hot water storage tanks, exclusively through wholesale distributors. Sales of our commercial water systems products represented approximately 20 percent of 2001 pro forma segment sales.

    We have identified markets outside of North America as growth opportunities for our water systems business, and we have a manufacturing and engineering presence in Europe and Asia to complement our domestic capabilities. We opened our manufacturing plant in Nanjing, China, in 1998, and we have grown this business to more than $26 million in sales in 2001. Our China operation offers a line of instantaneous gas and electric water heaters and wall-mounted gas and electric units for a number of Chinese residential applications. We also recently began marketing commercial water heaters in China. In addition, we have entered into a marketing agreement with Aquecedores Cumulus S/A, the second-largest water heater manufacturer in Brazil, which allows us to sell our high-efficiency commercial water heater products in that country. Our plant in Veldhoven, The Netherlands, serves residential and commercial customers in Europe and the Middle East. Over the last several years, we have successfully adapted many of our popular U.S. commercial water systems products, such as the Cyclone XHE commercial water heater, to European standards. In 2001, our water systems business sold our products in 59 countries.

    Engineering and technical support are important in the water heating industry, particularly in the commercial segment, due to the specialized needs of customers and challenging application requirements. We believe our product engineering capabilities have contributed to our leadership in this commercial segment. Our principal product engineering center is in McBee, South Carolina, with a focused boiler testing facility in El Paso, Texas. Our engineers use sophisticated computer-aided design tools to develop new residential and commercial water heater designs. We put our new products through a thorough evaluation in our performance test labs, where we monitor combustion, efficiency, standby recovery, and product safety. We test products to ensure they comply with American Gas Association, Underwriters' Laboratories, and Canadian Standards Association requirements, as well as to meet local and state codes. We also field-test products at a number of facilities around the United States. Evidence of the effectiveness of our product engineering efforts is the number of successful new products we have introduced over the last several years, including:

- Our Cyclone XHE commercial water heater, which has 94 percent thermal efficiency, is the most efficient storage-type unit on the market. In addition to its high efficiency, the Cyclone can be either sealed-direct vented or vented conventionally, offering customers installation flexibility and substantial cost savings.

- Our Genesis Burkay copper-tube boiler offers customers high efficiency in a compact, space-saving design. This boiler offers multiple venting options and microprocessor-controlled diagnostics. We also recently introduced a line of larger models directly targeted at hydronic heating applications.

- Our Master-Fit line of commercial water heaters is designed for a wide range of new and replacement applications. The compact size of these products makes them well suited for retrofit applications, and we have introduced models specifically designed for restaurants as well as low-emission units.

    An increasing number of government regulations will have a significant impact on the United States water heating industry in the coming years, and we believe we will benefit from our engineering expertise in this challenging environment. Beginning next year, United States water heater manufacturers will be required to comply with new flammable vapor resistance standards for residential gas water heaters. These new regulations, developed by the manufacturers in cooperation with the United States Consumer Product Safety Commission, dictate that gas water heaters must be designed to protect against accidental ignition of flammable vapors caused by spilled gasoline or other liquids. Other regulations impacting our markets include restrictions on water heater emissions of nitrogen oxides (to date mandated only in California and Texas) and a United States government requirement to increase the efficiency of residential gas and electric water heaters by January 2004. We believe we will successfully comply with these new regulations on a timely basis.

    Our acquisition of State Industries provides an opportunity to improve the operations and efficiency of our overall water systems business. We are moving our water systems business headquarters to State Industries' headquarters in Ashland City, Tennessee, to facilitate the integration of State Industries with our existing water systems operations. Our integration plan will enable us to take advantage of the best practices of the two organizations to improve efficiency, consolidate our product lines, and reduce costs in the business. We have identified immediate cost reduction opportunities, including management reductions, raw materials purchasing savings, and freight and logistics savings, and we believe that these actions will enable us to realize cost savings of approximately $5 million in 2002, $10 to $12 million in 2003, and over $15 million annually in subsequent years.

    Our principal domestic water heating competitors include Rheem Manufacturing Company, Inc. and, to a lesser extent, American Water Heater Company and Bradford-White Corporation. We also compete against a number of companies, such as Lochinvar Corporation, Raypak, Inc., Teledyne Laars Jandy Products (a subsidiary of Water Pik Technologies, Inc.), and many smaller, regional competitors, in certain segments of the United States water heater market, as well as numerous competitors in international markets.

MANUFACTURING AND OPERATIONS

    We manufacture 99 percent of the products we sell. Our 41 manufacturing plants are well-equipped, and many are located in areas with low-cost labor, including 17 plants in Mexico and two in China. Most of our plants are focused facilities, concentrating on one particular product line. We frequently upgrade our manufacturing operations to enhance productivity, quality, and response times and regularly invest in tooling, equipment, automated processes technologies, and information systems. These capital improvements have allowed us to reduce costs and improve efficiency and product flow, helping us better serve the rapidly changing needs of our customers. All of our plants operate under a continuous improvement philosophy that encourages employee involvement and improves customer satisfaction. We rigorously test our products throughout the manufacturing process and, in some cases, have developed proprietary testing equipment and procedures.

    Our manufacturing operations are highly integrated, and we fabricate a significant number of the components that comprise our motors and water heaters. This gives us flexibility in responding to market demand and enables us to upgrade continually the quality and performance of our products. In addition, we manufacture a wide range of water heater components, including all of the water heater porcelain enamels we use. We believe we are the only domestic water heater manufacturer that formulates and manufactures its own glass coatings. We take advantage of the size and scale of our businesses when purchasing raw materials such as steel, copper, and aluminum, and through our global network of suppliers we are able to reduce our overall materials cost while maintaining a consistent source of supply.

FACILITIES

    The following table provides information regarding our manufacturing and other principal facilities.

                                            SQUARE
LOCATION                                    FOOTAGE    STATUS          DESCRIPTION OF USE
--------                                   ---------   ------   --------------------------------
ELECTRICAL PRODUCTS -- UNITED STATES
El Paso, Texas...........................    101,000   Leased   Warehouse
Lavergne, Tennessee......................    188,000   Leased   Warehouse
McMinnville, Tennessee...................    265,000   Leased   Manufacturing
Mebane, North Carolina...................    225,000    Owned   Manufacturing
Monticello, Indiana......................    132,000    Owned   Manufacturing
Mt. Sterling, Kentucky...................    268,000   Leased   Manufacturing
Owosso, Michigan.........................    200,000    Owned   Manufacturing
Ripley, Tennessee........................    103,000    Owned   Manufacturing
Scottsville, Kentucky....................    229,000    Owned   Manufacturing
Tipp City, Ohio..........................     93,000    Owned   Manufacturing
Tipp City, Ohio..........................    167,000    Owned   Warehouse
Tipp City, Ohio..........................    128,000    Owned   Electrical Products Headquarters
Tipp City, Ohio..........................     43,000   Leased   Electrical Products Headquarters
Upper Sandusky, Ohio.....................    129,000    Owned   Manufacturing
ELECTRICAL PRODUCTS -- INTERNATIONAL
Acuna, Mexico (2 facilities).............    163,000   Leased   Manufacturing
Bray, Ireland............................     49,000   Leased   Manufacturing
Budapest, Hungary........................    180,000   Leased   Manufacturing
Gainsborough, England....................     44,000    Owned   Manufacturing
Juarez, Mexico (8 facilities)............    583,000   Leased   Manufacturing
Juarez, Mexico (3 facilities)............    313,000    Owned   Manufacturing
Monterrey, Mexico (3 facilities).........    175,000    Owned   Manufacturing
Shenzhen, China..........................     60,000    Owned   Manufacturing

                                            SQUARE
LOCATION                                    FOOTAGE    STATUS          DESCRIPTION OF USE
--------                                   ---------   ------   --------------------------------
WATER SYSTEMS -- UNITED STATES
Alsip, Illinois..........................     51,000   Leased   Product/Customer Service
Ashland City, Tennessee(1)...............  1,288,000    Owned   Manufacturing
Charlotte, North Carolina................     96,000    Owned   Manufacturing
Cookeville, Tennessee....................     50,000    Owned   Manufacturing
El Paso, Texas...........................    100,000   Leased   Manufacturing
El Paso, Texas...........................    111,000   Leased   Warehouse
El Paso, Texas...........................     26,000   Leased   Data Center
Florence, Kentucky.......................     41,000    Owned   Manufacturing
Franklin, Tennessee......................    125,000    Owned   Manufacturing
Irving, Texas(1).........................     26,000   Leased   Water Systems Headquarters
McBee, South Carolina....................    742,000    Owned   Manufacturing
Renton, Washington.......................    100,000   Leased   Manufacturing
WATER SYSTEMS -- INTERNATIONAL
Juarez, Mexico...........................    264,000    Owned   Manufacturing
Nanjing, China...........................    189,000    Owned   Manufacturing
Stratford, Canada........................     53,000    Owned   Manufacturing
Stratford, Canada........................     56,000   Leased   Warehouse
Veldhoven, The Netherlands...............    105,000   Leased   Manufacturing
CORPORATE OFFICES
Milwaukee, Wisconsin.....................    110,000   Leased   World Headquarters

------------------

(1) We are in the process of moving our water systems business headquarters from Irving, Texas to Ashland City, Tennessee.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


    The following discussion and analysis should be read together with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.


OVERVIEW

    We are a leading manufacturer of electric motors and water heating equipment. Our company is organized in two segments: electrical products and water systems. Our electrical products business manufactures and markets a comprehensive line of hermetic motors, fractional horsepower AC and DC motors, and integral horsepower motors. Our water systems business manufactures and markets a comprehensive line of standard and specialty commercial water heating equipment, residential gas and electric water heaters, high-efficiency copper-tube boilers, and water systems tanks.

RESULTS OF OPERATIONS

FIRST QUARTER 2002 AND 2001


    Sales in the first quarter of 2002 were $371.9 million, an increase of $53.7 million or 16.9 percent over sales of $318.2 million in the first quarter of 2001. Increased year-over-year first quarter sales for our water systems segment of $83.7 million more than offset a decline in sales of $30.0 million for our electrical products segment. The significant increase in first quarter sales of our water systems segment was attributable to the $84.1 million of sales associated with our acquisition of State Industries on December 28, 2001. The decline in electrical products segment sales reflects continued softness in the electric motor market.



    Our gross profit margin was 20.7 percent in the first quarter of 2002 compared with the 18.5 percent margin achieved in the first quarter of 2001. The increase was the result of cost reductions in our electrical products segment and the addition of State Industries.



    Selling, general and administrative expense for the first quarter of 2002 was $53.2 million or $15.1 million higher than the $38.1 million expense in the first quarter of 2001. The increase in selling, general and administrative expense was the result of the additional $14.0 million of expense associated with State Industries and a $1.7 million charge associated with the consolidation of water systems' management staff. This increase was partially offset by reduced selling, general and administrative expense in our electrical products segment resulting from the business improvement programs announced in the fourth quarter of 2001.



    Interest expense in the first quarter of 2002 declined to $4.2 million from $4.8 million in the first quarter of 2001. While our debt levels were higher in the first quarter of 2002 than the same quarter last year, a significant decline in interest rates resulted in reduced interest expense.



    We have significant pension benefit costs and credits we develop from actuarial valuations. These valuations reflect key assumptions regarding, among other things, discount rates, expected returns on plan assets, retirement ages and years of service. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. Changes in related pension costs or credits may occur in the future as a result of changes affecting the assumptions. We recognized $4.5 million of pension credits in the first quarter of 2002 including $0.6 million of pension expense associated with the State Industries acquisition. In the first quarter of 2001, we recognized $4.5 million of pension credits. These credits are reflected as offsets to cost of products sold and selling, general and administrative expense.



    Our effective tax rate declined from 37.0 percent in the first quarter of 2001 to 35.0 percent in the first quarter of 2002 due primarily to the implementation of a more efficient tax structure for international operations.



    Net earnings in the first quarter of 2002 were $12.1 million or $3.6 million higher than net earnings of $8.5 million in the first quarter of 2001. On a per share basis, net earnings in the first quarter of 2002 were $.50 compared to the $.36 in the first quarter of 2001. The increase in earnings was primarily attributable to increased earnings for our water systems segment (discussed subsequently), the elimination of goodwill amortization of $1.6 million, and the aforementioned $0.6 million decrease in interest expense.


FULL YEAR 2001, 2000 AND 1999

    Sales from continuing operations in 2001 were $1.15 billion, a decline of $96.8 million or 7.8 percent from sales of $1.25 billion in 2000. The decrease in sales resulted from an 11.0 percent decline in the electrical products segment, which more than offset a slight increase in sales for the water systems business. Sales in 2000 increased $177.6 million compared with 1999, with approximately $190 million of the increase resulting from an additional seven months of sales from the August 1999 acquisition of the MagneTek motor business, and approximately $12 million in sales from our Chinese water heater operation. These increases were partially offset by lower sales in our base electric motor business.

    Our gross profit margin for 2001 was 17.6 percent, compared with 19.9 percent and 21.6 percent in 2000 and 1999, respectively. The decline in gross margin from 2000 to 2001 occurred within the electrical products segment and was due primarily to under-absorption of manufacturing costs associated with lower volume, Mexican wage inflation throughout the year, and increased costs for certain raw materials. The lower profit margin in 2000 compared with 1999 was due to inclusion of a full year of sales for the MagneTek motor business acquisition which carried lower margins than the base electric motor business, and less favorable cost absorption associated with declining volumes in the latter half of the year.

    Selling, general and administrative expense in 2001 was $145.7 million, $8.0 million lower than the $153.7 million recorded in 2000. The decrease resulted from volume-related reductions in selling expenses, cost reduction programs, and lower accruals for incentive plans. Selling, general and administrative expense in 2000 increased $17.4 million over 1999 due to the additional expense associated with a full year of owning the MagneTek motor business. Relative to net sales, selling, general and administrative expense has been stable over the last three years.


    We recognized pension credits of $20.2 million, $17.7 million and $15.8 million in 2001, 2000, and 1999, respectively, reflected as offsets to cost of products sold and selling, general and administrative expense. See Note 11 of notes to consolidated financial statements.


    Interest expense was $16.4 million in 2001 compared with $22.1 million and $12.8 million in 2000 and 1999, respectively. The decline from 2000 to 2001 was the result of lower average debt levels and declining interest rates while the increase from 1999 to 2000 was due primarily to acquisition-related financings.

    Amortization of intangibles was constant in 2001 and 2000, at approximately $7.0 million. The increase from $5.2 million in 1999 to 2000 was associated with the acquisition of the MagneTek motor business.

    Other expense increased by $1.1 million from 2000 to 2001 due mostly to losses incurred on forward foreign currency contracts. The change from other income of $0.6 million in 1999 to other expense of $0.3 million in 2000 was due to a decrease in interest income as marketable securities were liquidated to fund the MagneTek motor business acquisition.

    Our effective tax rate was 35.5 percent in 2001, 36.0 percent in 2000, and
34.8 percent in 1999. The rate decreased in 2001 as a result of increased research and state tax credits, partially offset by the negative impact of the losses in low-tax foreign jurisdictions. The rate increased in 2000 as a result of fewer research tax credits as compared to 1999.

    We recorded net earnings from continuing operations of $14.5 million or $.61 per share in 2001 compared with $41.7 million or $1.76 per share in 2000. Excluding a $9.4 million pre-tax special charge related primarily to the restructuring of our electric motor operations, we recorded earnings of $20.5 million, or $.86 per share.

OPERATIONS BY SEGMENT

                                                                                         FOR THE THREE
                                                                                             MONTHS
                                                          FOR THE YEARS ENDED                ENDED
                                                              DECEMBER 31,                 MARCH 31,
                                                    --------------------------------    ----------------
                                                      1999        2000        2001       2001      2002
                                                    --------    --------    --------    ------    ------
                                                                       (IN MILLIONS)
NET SALES:
Electrical products.............................    $  735.0    $  902.4    $  802.7    $226.2    $196.2
Water systems...................................       335.3       345.5       348.5      92.0     175.7
                                                    --------    --------    --------    ------    ------
                                                    $1,070.3    $1,247.9    $1,151.2    $318.2    $371.9
                                                    ========    ========    ========    ======    ======
OPERATING EARNINGS:
Electrical products.............................    $   78.9    $   75.5    $   20.8    $ 14.0    $ 15.1
Water systems...................................        33.8        34.9        39.2       9.9      13.6
                                                    --------    --------    --------    ------    ------
                                                       112.7       110.4        60.0      23.9      28.7
General, corporate and research and development
  expenses......................................       (22.8)      (23.2)      (21.1)     (5.6)     (5.9)
Interest expense................................       (12.8)      (22.1)      (16.4)     (4.8)     (4.2)
                                                    --------    --------    --------    ------    ------
Earnings from continuing operations before
  income taxes..................................    $   77.1    $   65.1    $   22.5    $ 13.5    $ 18.6
                                                    ========    ========    ========    ======    ======

ELECTRICAL PRODUCTS


FIRST QUARTER 2002 AND 2001



    First quarter sales for our electrical products segment were $196.2 million or $30.0 million lower than sales of $226.2 million in the same period last year, and reflect continued softness in the electric motor market. Our HVAC and pump business declined approximately 15 percent during the quarter compared to last year, with the remainder of the business down approximately 10 percent. Though air conditioning inventory replenishment is progressing slower than we had anticipated at the beginning of the year, we believe air conditioning inventories remain at historically low levels and offer sales upside as we progress through the year.



    Operating earnings for our electrical products segment in the first quarter of 2002 were $15.1 million or $0.5 million less than the $15.6 million of operating earnings in the first quarter of 2001, as adjusted to exclude $1.6 million of goodwill amortization. Notwithstanding this decrease in operating earnings, operating margins improved from 6.9 percent to 7.7 percent. The favorable trend in our year-over-year operating margin for electrical products was the result of cost reduction activities, including those announced in the fourth quarter of 2001.



FULL YEAR 2001, 2000 AND 1999



    Sales in the electrical products segment in 2001 were $802.7 million, $99.7 million or 11 percent lower than 2000 sales of $902.4 million. Sales in 1999 were $735.0 million. Our HVAC-related business experienced the largest sales decline of approximately $60 million or 11 percent in 2001. The lower demand for motors in 2001 was due to a number of factors including general economic conditions, reduced discretionary spending on the part of consumers, and inventory adjustments by air conditioning manufacturers and retailers. The increase in sales from 1999 to 2000 was due to the additional seven months of ownership of the MagneTek motor business which contributed approximately $190 million in sales. Excluding the MagneTek acquisition, sales in the base motor business declined five percent in 2000 due mostly to a reduction in demand from HVAC customers.


    Operating earnings for our electrical products segment in 2001 were $28.9 million before special charges or $46.6 million lower than 2000 earnings of $75.5 million. Earnings in 1999 were $78.9 million. The significant decline in earnings was due mostly to lower sales volume, higher costs for raw materials and Mexican labor, and more competitive market conditions. The decline in earnings from 1999 to 2000 was due primarily to a weaker air conditioning market.

    In the fourth quarter of 2001, we announced a cost reduction program to address challenging motor market conditions. The program consists of three major elements. The first element involves a reduction of approximately 10 percent of the salaried workforce to be completed by the middle of 2002. The second element targets improved contribution margins and involves the repositioning of additional parts fabrication and assembly work to our lower-cost Mexican operations and is expected to be completed by the end of the first quarter of 2003. A portion of the work currently performed at six domestic plants will be transferred to our operations in Juarez, Acuna, and Monterrey, Mexico. The third element involved realignment of distribution activities into three hub warehouses, thereby reducing cost and improving customer service, and has been completed. We recognized a pre-tax charge of $8.1 million in the fourth quarter of 2001, of which $0.8 million was spent as of December 31, 2001. We expect the program to generate pre-tax savings of more than $16 million in 2002 and $20 to $25 million annually thereafter.

WATER SYSTEMS


FIRST QUARTER 2002 AND 2001



    First quarter sales for our water systems segment were $175.7 million, or $83.7 million higher than sales of $92.0 million in the same period last year. The increase in sales was associated with our State Industries acquisition which recorded sales of $84.1 million in the first quarter. Excluding the State Industries acquisition, sales in the water systems segment were flat. Higher sales in the commercial and China business offset a modest decline in residential and other products.



    Operating earnings for our water systems segment in the first quarter of 2002 were $13.6 million, which included $3.8 million of earnings associated with the State Industries acquisition. The net $9.8 million of earnings for our base water heater business compared to first quarter 2001 profits of $9.9 million and included a $1.7 million charge associated with the consolidation of water systems' management staff.



FULL YEAR 2001, 2000 AND 1999


    Sales for our water systems segment increased slightly from $345.5 million in 2000 to $348.5 million in 2001 and represents the fourth consecutive year of record sales. The increased sales resulted from higher sales of residential products and growth in the Chinese operation, partially offset by lower sales in other international markets. Sales of $345.5 million in 2000 were higher than 1999 sales of $335.3 million due to a significant increase in China where sales almost doubled, contributing an additional $12 million.

    Operating earnings for our water systems segment in 2001 were $40.5 million before special charges, reflecting a 16.0 percent increase over 2000 earnings of $34.9 million. The improved earnings performance in 2001 was the result of higher volume, better performance in China, and improved plant efficiencies throughout the organization. The earnings improvement from $33.8 million in 1999 to $34.9 million in 2000 resulted from improved performance in China.

    On December 28, 2001, we acquired all of the outstanding stock of State Industries, a manufacturer of residential and standard commercial water heaters. The acquisition nearly doubled the size of our existing water heater business while complementing the existing wholesale distribution channel and adding a strong presence in the retail market. We also expect to achieve scale-related synergies as a result of the acquisition. The aggregate purchase price was $117.2 million and was comprised of $57.8 million for the outstanding stock, assumption of $56.3 million in debt, and $3.1 million of acquisition costs. Additionally, we recognized a special charge of $1.3 million in the fourth quarter of 2001 for lease costs associated with moving the water systems segment headquarters from Irving, Texas to Ashland City, Tennessee, State Industries' headquarters. The move is intended to facilitate the integration of the two businesses.

LIQUIDITY AND CAPITAL RESOURCES

FIRST QUARTER 2002 AND 2001


    Our working capital for continuing operations was $227.0 million at March 31, 2002, $7.2 million higher than at December 31, 2001. A sales-related increase in accounts receivable of $27.8 million was partially offset by increases in accounts payable and a reduction in our other current assets account as a result of receiving an expected $12.4 million tax refund in the first quarter of 2002. Cash provided by our operations during the first quarter of 2002 was $22.9 million compared with $13.3 million of cash used by our operations during the same period in 2001. We had higher earnings and smaller increases to working capital during the first quarter of 2002 compared with the first quarter of 2001. We project operating cash flow of $75 to $80 million for the full year.

    Our capital expenditures during the first quarter of 2002 totaled $7.1 million, which was less than the $9.5 million spent in the first quarter of 2001 due to lower spending by our electrical products segment. We are projecting 2002 capital expenditures of $45 million, an increase of approximately $10 million over the prior year, due primarily to the acquisition of State Industries. We expect the level of 2002 capital expenditures to be marginally lower than 2002 depreciation expense and that cash flow during 2002 will adequately cover planned capital expenditures. We believe that our present facilities and planned capital expenditures are sufficient to provide adequate capacity for our operations in 2002.



    Our long-term debt decreased by $11.5 million from $390.4 million at December 31, 2001 to $378.9 million at March 31, 2002. Our leverage as measured by the ratio of total debt to total capitalization was 45.7 percent, down slightly from the end of 2001. Excluding potential acquisitions and assuming current outstanding share levels, we expect 2002 cash flow to result in a year-end leverage ratio of approximately 43 percent, closer to our long-term target of 40 percent. We did not enter into any significant operating leases during the first quarter of 2002. We expect to have adequate liquidity in 2002 as we have a minimal amount of long-term debt maturing, and we have adequate credit facilities to support our short-term borrowing needs. At March 31, 2002, we had available borrowing capacity of $92.2 million under our credit facilities. We believe that the combination of available borrowing capacity and operating cash flow will provide sufficient funds to finance our existing operations for the foreseeable future.



    In connection with our acquisition of State Industries in December of 2001, we recorded additional purchase liabilities of approximately $3.9 million associated with employee severance costs. As of March 31, 2002, we have charged $0.6 million against this reserve. In addition, we recorded purchase liabilities of $17.9 million in 1999 associated with our MagneTek motor acquisition, which included employee severance and relocation, as well as certain facility costs. The balance of the MagneTek purchase liabilities was $6.0 million at March 31, 2002. We expect these activities to be completed within the next year.



    On April 9, 2002, our board of directors declared a regular quarterly dividend of $.13 per share on our common stock and class A common stock, which is payable on May 15, 2002 to stockholders of record on April 30, 2002.


FULL YEAR 2001, 2000 AND 1999

    Our working capital for continuing operations at December 31, 2001 was $219.8 million compared with $204.3 million and $207.3 million at December 31, 2000 and 1999, respectively. The increase in our working capital in 2001 was due to the December 28, 2001 acquisition of State Industries. The modest decline in our working capital in 2000 was due to lower accounts receivable resulting from weaker HVAC markets.

    Our capital expenditures were $35.3 million in 2001 versus $40.5 million in 2000 and $32.8 million in 1999. The decrease in capital spending in 2001 and increase in 2000 occurred in our electrical products segment. We are projecting 2002 capital expenditures of approximately $45 million, an increase over 2001 primarily due to the acquisition of State Industries. The level of 2002 capital expenditures is expected to be marginally lower than 2002 depreciation expense. Our cash flow during 2002 is expected to adequately cover projected capital expenditures.

    On June 8, 2001, we issued $50 million in notes under loan facilities with two insurance companies. The notes range in maturity from 2013 to 2016 and carry an interest rate of

7.3 percent. Due to our acquisition of State Industries, long-term debt increased $74.0 million from $316.4 million at December 31, 2000, to $390.4 million at December 31, 2001. Our leverage as measured by the ratio of total debt to total capitalization was 47.4 percent at December 31, 2001, compared with 42.2 percent at the end of 2000. Excluding potential acquisitions, we expect 2002 cash flow to result in a year-end leverage ratio of approximately 43 percent, closer to our long-term target of 40 percent.

    We expect to have adequate liquidity in 2002 as we have a minimal amount of long-term debt maturing during 2002. In addition, we have a $250 million multi-year revolving credit facility with a group of 10 financial institutions that expires on August 2, 2004, and an $83 million 364-day credit agreement with a group of six banks that expires on July 26, 2002, which we expect to support any short-term borrowing needs. At December 31, 2001, we had available borrowing capacity of $79.5 million under our credit facilities. For information about our contractual cash obligations for indebtedness, capital leases, operating leases, and related obligations as of December 31, 2001, see Note 8 of notes to consolidated financial statements.

    In connection with the acquisition of State Industries in December 2001, we recorded additional purchase liabilities of approximately $3.9 million associated with employee severance costs. In addition, we recorded purchase liabilities of $17.9 million in 1999 associated with the MagneTek motor business acquisition, which included employee severance and relocation, as well as certain facility costs. We expect that the balance of MagneTek purchase liabilities of $6.5 million at December 31, 2001 will be fully utilized during 2002.

    Included in other assets is a $32.8 million receivable due to the payments of claims associated with the dip tube class action lawsuit. See Note 13 of notes to consolidated financial statements. We expect a modest increase to the receivable in 2002. The receivable is classified as a long-term asset because court proceedings will not begin until late 2002 and may not conclude until 2003 or later.

    We have paid dividends for 62 consecutive years. We paid total dividends of $.52 per share in 2001 compared with $.50 per share in 2000.

CRITICAL ACCOUNTING POLICIES

    Our accounting policies are more fully described in Note 1 of notes to consolidated financial statements. As disclosed in Note 1 of notes to consolidated financial statements, the preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

    The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with the evaluation of the recoverability of certain assets including goodwill and receivables resulting from the payment of claims associated with the dip tube class action lawsuit (see Note 13 of notes to consolidated financial statements) as well as those estimates used in the determination of liabilities related to warranty activity, litigation, product liability, environmental matters and pensions and other post-retirement benefits. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, product mix, and in some cases, actuarial techniques. We constantly reevaluate these significant factors and make adjustments where facts and circumstances dictate. Historically, actual results have not significantly deviated from those determined using the estimates described above.

                                 OTHER MATTERS

ENVIRONMENTAL

    Our operations are governed by a number of federal, state, and local environmental laws concerning the generation and management of hazardous materials, the discharge of pollutants into the environment, and remediation of sites owned by us or third parties. We have expended financial and managerial resources to comply with such laws. Expenditures related to environmental matters were not material in 2001 and are not expected to be material in any single year. Although we believe that our operations are substantially in compliance with such laws, and we have procedures designed to maintain compliance, we cannot provide any assurance that substantial additional costs for compliance will not be incurred in the future.

MARKET RISK

    We are exposed to various types of market risks, primarily currencies and certain commodities. We monitor our risks in these areas on a continuous basis and generally enter into forward and futures contracts to minimize these exposures for periods of less than one year. We do not engage in speculation in our derivative strategies. Further discussion regarding derivative instruments is contained in Note 1 of notes to consolidated financial statements.

    Our commodity risks include raw material price fluctuations. We use futures contracts to fix the cost of our expected needs with the objective of reducing price risk. Futures contracts are purchased over time periods and at volume levels which approximate expected usage. At December 31, 2001, we had commodity futures contracts amounting to $57 million of commodity purchases. A hypothetical 10 percent change in the underlying commodity price of such contracts would have a potential impact of $5.7 million. Any gains and losses from our futures contract activities will be offset by gains and losses in the underlying commodity purchase transactions being hedged.

    In addition, we enter into foreign currency forward contracts to minimize the effect of fluctuating foreign currencies. At December 31, 2001, we had net foreign currency contracts outstanding of $81 million. Assuming a hypothetical 10 percent movement in the respective currencies, the potential foreign exchange gain or loss associated with the change in rates would amount to $8.1 million. Any gains and losses from our forward contract activities will be offset by gains and losses in the underlying transactions being hedged.

    Our earnings exposure related to movements in interest rates is primarily derived from outstanding floating-rate debt instruments that are determined by short-term money market rates. At December 31, 2001, we had $260 million in outstanding floating-rate debt with a weighted-average interest rate of 2.3 percent at year-end. A hypothetical 10 percent annual increase or decrease in the year-end average cost of our company's outstanding floating-rate debt would result in a change in annual pre-tax interest expense of $0.6 million.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under the new standards, goodwill and indefinite lived intangible assets are no longer amortized but instead are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Accordingly, the goodwill associated with the December 2001 acquisitions of State Industries and Shenzhen Speeda will not be amortized. See Note 2 of notes to consolidated financial statements. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we have applied the new accounting standards effective January 1, 2002. We have assessed the recoverability of our goodwill and intangible assets and have concluded that there is no impairment in value of these assets. All of the goodwill amortization of $6.6 million in 2001 will be eliminated as a charge to operations in 2002.


    Additionally, the FASB has issued SFAS No. 143, "Accounting for Asset Retirement Obligations," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 143 will become effective for us on January 1, 2003. Adoption of this statement is not expected to have a material impact on our consolidated financial statements. SFAS No. 144, which we adopted on January 1, 2002, has not had a material impact on our consolidated financial statements since its adoption.


DISCONTINUED OPERATIONS

    On January 21, 2000, we announced the decision to exit the storage and fluid handling markets, consistent with our strategy to expand our presence in electrical products and water systems. On December 8, 2000, we sold our fluid handling business, Smith Fiberglass Products Company, to Varco International Corporation. On January 10, 2001, we sold substantially all of the assets of the storage tank business, Engineered Storage Products Company, to CST Industries. The sale of these businesses resulted in net after-tax proceeds of $62 million. After-tax losses associated with discontinued operations amounted to $11.9 million and $7.8 million in 2000 and 1999, respectively, and consisted mostly of losses associated with the disposition of these businesses. The 2000 loss also included an after-tax charge of $4 million related to revised estimates on certain claims that arose out of the sale of the automotive structural components business in April 1997. See Note 3 of notes to consolidated financial statements.

                       MANAGEMENT AND BOARD OF DIRECTORS

    The following table sets forth information as of April 12, 2002, concerning our directors and certain executive officers. All of our officers serve terms of one year and until their successors are elected and qualified. Our board of directors currently includes eight members, with two directors elected by holders of common stock and six elected by holders of class A common stock and all directors serving terms of one year and until their successors are elected and qualified.

NAME                             AGE          POSITION                        BACKGROUND
----                             ---  ------------------------  --------------------------------------
Robert J. O'Toole..............  61   Chairman, President, and  Elected Chairman in 1992; Chief
                                      Chief Executive Officer   Executive Officer since 1989;
                                                                President since 1986; joined A. O.
                                                                Smith in 1963
Kenneth W. Krueger.............  45   Senior Vice President     Elected Senior Vice President and
                                      and Chief Financial       Chief Financial Officer in August
                                      Officer                   2000; previously employed by Eaton
                                                                Financial Corporation as Group Vice
                                                                President, Finance and Business
                                                                Planning; Vice President, Finance at
                                                                Rockwell Automation, where he worked
                                                                from 1983 to 1999
Donald M. Heinrich.............  49   Senior Vice President     Elected Senior Vice President in July
                                      and President, A. O.      2001; President of A. O. Smith
                                      Smith Electrical          Electrical Products Company since July
                                      Products Company          2001; joined A. O. Smith Electrical
                                                                Products Company in January 2000, as
                                                                Senior Vice President-Operations;
                                                                served as President of Smith
                                                                Fiberglass Products Company from
                                                                November 1997 through January 2000;
                                                                joined A. O. Smith in October 1992 as
                                                                Vice President-Business Development
Ronald E. Massa................  52   Senior Vice President     Named President of A. O. Smith Water
                                      and President, A. O.      Products Company in February 1999;
                                      Smith Water Products      elected Senior Vice President in June
                                      Company                   1997; served as President of A. O.
                                                                Smith Automotive Products Company from
                                                                June 1996 to April 1997; served as
                                                                President of A. O. Smith Water
                                                                Products Company from 1995 to June
                                                                1996; held other management positions
                                                                in the A. O. Smith Water Products
                                                                Company prior thereto; joined A. O.
                                                                Smith in 1976
Glen R. Bomberger..............  64   Director                  Elected a Director in 1986; Executive
                                                                Vice President from 1986 through April
                                                                2001; Chief Financial Officer from
                                                                1986 to 2000; joined A. O. Smith in
                                                                1960; Director of Smith Investment
                                                                Company

NAME                             AGE          POSITION                        BACKGROUND
----                             ---  ------------------------  --------------------------------------
Ronald D. Brown................  48   Director                  Elected a Director in 2001; named
                                                                Chairman, President and Chief
                                                                Executive Officer of Milacron Inc. in
                                                                June 2001; served as President and
                                                                Chief Operating Officer of Milacron
                                                                Inc. since September 1999; on Milacron
                                                                Inc.'s Board of Directors since
                                                                November 1999; served as Chief
                                                                Financial Officer of Milacron Inc.
                                                                from 1993 through 1999; joined
                                                                Milacron Inc. in 1980
William F. Buehler.............  62   Director                  Elected a Director in 1998; Vice
                                                                Chairman of the Board of Directors and
                                                                President-Industry Solutions
                                                                Operations of Xerox Corporation from
                                                                April 1999 through 2000; joined Xerox
                                                                Corporation in 1991 as Executive Vice
                                                                President and Chief Staff Officer;
                                                                prior to joining Xerox, spent 27 years
                                                                with AT&T Corporation; Director of
                                                                Quest Diagnostics
Kathleen J. Hempel.............  51   Director                  Elected a Director in 1998; Vice
                                                                Chairman and Chief Financial Officer
                                                                of Fort Howard Corporation from 1992
                                                                until its merger into Fort James
                                                                Corporation in 1997; joined Fort
                                                                Howard Corporation in 1973; Director
                                                                of Oshkosh Truck Corporation,
                                                                Whirlpool Corporation, Kennametal
                                                                Corporation, Actuant Corporation, and
                                                                Visteon Corporation
Dr. Agnar Pytte................  69   Director                  Elected a Director in 1991; became
                                                                president of Case Western Reserve
                                                                University in July 1987 and retired in
                                                                June 1999; prior to July 1987, was the
                                                                Provost at Dartmouth College where he
                                                                held other academic positions since
                                                                1958; currently Adjunct Professor at
                                                                Dartmouth College; Director of The
                                                                Goodyear Tire & Rubber Company
Bruce M. Smith.................  53   Director                  Elected a Director in 1995; elected
                                                                Chairman and Chief Executive Officer
                                                                of Smith Investment Company in January
                                                                1999; elected President of Smith
                                                                Investment Company in 1993; Executive
                                                                Vice President of A. O. Smith Water
                                                                Products Company from 1991 through
                                                                June 1993; Managing Director of A. O.
                                                                Smith Electric Motors (Ireland) Ltd.
                                                                from 1988 to 1991; joined A. O. Smith
                                                                in 1978; Director of Smith Investment
                                                                Company
Mark D. Smith..................  40   Director                  Elected a Director in 2001; served as
                                                                a Product Business Manager for
                                                                Strattec Security Corporation since
                                                                1997; Operations Manager of A. O.
                                                                Smith Automotive Products Company from
                                                                1994 to 1997

                          DESCRIPTION OF CAPITAL STOCK

    Our restated certificate of incorporation provides that we have authority to issue 60,000,000 shares of common stock, 14,000,000 shares of class A common stock, and 3,000,000 shares of preferred stock. As of March 31, 2002, we had 15,218,012 shares of common stock issued and outstanding, 8,638,989 shares of class A common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of the outstanding shares are fully paid and nonassessable, and the shares of common stock being sold by us will, upon completion of this offering, be fully paid and nonassessable.

    The following summary of some provisions of our common stock, class A common stock, and preferred stock is not complete. You should refer to our restated certificate of incorporation, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law for more information.

COMMON STOCK AND CLASS A COMMON STOCK

    Dividends. The holders of shares of our class A common stock and our common stock are entitled to receive dividends, including dividends of our stock, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock. Whenever we pay any dividends, other than dividends of our stock, on our class A common stock, each share of common stock is entitled to receive a dividend at least equal to the dividend paid per share on our class A common stock. We may pay dividends, other than dividends of our stock, to holders of common stock in excess of dividends paid, or without paying dividends, to holders of class A common stock.

    Voting Rights. Currently, and immediately following the offering, holders of our common stock, voting as a separate class, have the right to elect or remove 25 percent of our entire board of directors, rounded to the nearest whole number of directors. Currently, and immediately following the offering, holders of our class A common stock are entitled to elect the remaining directors, subject to any rights granted to holders of any series of preferred stock. Except as may be required by law and in connection with some significant actions, such as mergers, consolidations, or amendments to our restated certificate of incorporation that affect the rights of stockholders, holders of our common stock and our class A common stock will vote together as a single class, except that the holders of class A common stock will have one vote per share and the holders of common stock will have one-tenth vote per share.

    Conversion. Each share of our class A common stock is convertible into one share of our common stock at any time at the holder's option.

    Other Terms. None of our stockholders have preemptive or other rights to subscribe for, purchase, or receive any additional securities. No class of common stock is subject to redemption.

    Transfer Agent. The transfer agent for our common stock is Wells Fargo Bank Minnesota, N.A. Shareholder Services.

PREFERRED STOCK

    Our restated certificate of incorporation authorizes our board of directors to issue our preferred stock in series and to determine and fix the rights, preferences, and limitations of any series and the relative variations between series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of our voluntary or involuntary liquidation, the terms of any sinking fund provisions or redemption or repurchase of shares, the terms and conditions for conversion into any other class or series of our stock, and voting rights.

    The issuance of any series of our preferred stock may have an adverse effect on the rights of holders of our common stock and could decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, any issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in control of our company.

SUPERMAJORITY VOTING PROVISIONS

    Under our restated certificate of incorporation, the following extraordinary corporate actions require approval by a vote of two-thirds of the total number of votes represented by the outstanding shares entitled to vote thereon:

- any plan of merger or consolidation other than a plan of merger or consolidation with or into any of our subsidiaries of which we own at least 90 percent of the outstanding capital stock

- any sale, lease, exchange, or other disposition of all or substantially all of our assets, if not made in the ordinary course of our business

- any amendment to our restated certificate of incorporation that changes the supermajority voting requirements discussed above

    These supermajority voting requirements could have the effect of delaying, deferring, or preventing a change of control of our company.

                                  UNDERWRITING

    Under an underwriting agreement dated            , 2002, we have agreed to
sell to the underwriters named below the indicated numbers of shares of our common stock:

                                                                NUMBER
UNDERWRITER                                                    OF SHARES
-----------                                                    ---------
Robert W. Baird & Co. Incorporated..........................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc.....................................
                                                               ---------
     Total..................................................   3,500,000
                                                               =========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of our common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro-rata basis up to 525,000 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

    The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of up to $     per share.
The underwriters and selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the offering, the underwriters may change the public offering price and concession and discount to broker/dealers. As used in this section:

- Underwriters are securities broker/dealers that are parties to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us, and the underwriters are the three firms acting on behalf of the underwriters.

- Selling group members are securities broker/dealers to whom the underwriters may sell shares of our common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

- Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

    The following table summarizes the compensation and estimated expenses we will pay. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice.

                                        PER SHARE                           TOTAL
                             -------------------------------   -------------------------------
                                WITHOUT            WITH           WITHOUT            WITH
                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                             --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions paid by us...      $                $              $                $
Expenses payable by us.....      $                $              $                $

    We have agreed to pay all of the expenses in connection with this offering. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus, and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

    We and our directors and key officers have agreed not to offer, sell, transfer, pledge, contract to sell, transfer or pledge, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus, except that these restrictions will not apply to our ability to grant employee or director stock options under the terms of stock option plans in effect on the date of this prospectus or to issue our common stock upon any exercise of these options. The restrictions will also not apply to transfers by our directors and key officers by gift, will, or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

    Some of the underwriters and their affiliates have provided, and may provide in the future, advisory and investment banking services to us, for which they have received and would receive customary compensation.

    The underwriters may engage in over-allotment transactions, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

- Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

- Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

- Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

    These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission, or SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C., and at regional SEC offices in New York, New York and Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find our public filings with the SEC on the Internet at a web site maintained by the SEC located at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

                   INCORPORATION OF INFORMATION BY REFERENCE

    We are "incorporating by reference" specified documents that we file with the SEC, which means:

-   incorporated documents are considered part of this prospectus

- we are disclosing important information to you by referring you to those documents; and

- information we file with the SEC will automatically update and supersede information contained in this prospectus

    We incorporate by reference the documents we list below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering of our common stock:

-   our Annual Report on Form 10-K for the year ended December 31, 2001

-   our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

- our Current Reports on Form 8-K dated December 28, 2001, as amended, and April 12, 2002

- the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on December 9, 1994, including any amendment or report filed for the purpose of updating such description

    You may request a copy of any of these filings, at no cost, by writing to Craig Watson, Director Public Relations, A. O. Smith Corporation, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508, or by calling Mr. Watson at (414) 359-4000.

                                 LEGAL MATTERS


    Some legal matters in connection with the sale of the shares of our common stock offered by this prospectus will be passed upon for us by Foley & Lardner, Milwaukee, Wisconsin. Some legal matters will be passed upon for the underwriters by Michael Best & Friedrich LLP, Madison, Wisconsin. Jere D. McGaffey, a partner in the law firm of Foley & Lardner, is a director of our controlling stockholder, Smith Investment Company, and he is a co-trustee of trusts in which he has no beneficial interest that own approximately 60% of the capital stock of Smith Investment Company.


                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, as set forth in their report appearing in this prospectus and registration statement. Ernst & Young LLP also audited the financial statement schedule incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2001. We have included our financial statements in the prospectus and elsewhere in the registration statement and incorporated our financial statement schedule in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


    Lattimore Black Morgan & Cain, PC, independent public accountants, have audited the financial statements of State Industries as set forth in their report incorporated by reference in this prospectus and registration statement from our Current Report on Form 8-K dated December 28, 2001, as amended on March 12, 2002. We have incorporated by reference the financial statements of State Industries in this prospectus and registration statement in reliance on Lattimore Black Morgan & Cain, PC's report, given on their authority as experts in accounting and auditing.

                        INDEX TO HISTORICAL CONSOLIDATED
                              FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
Consolidated Financial Statements
------------------------------------------------------------
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Consolidated Balance Sheets for the Years Ended December 31,
  2000 and 2001.............................................    F-3
Consolidated Statements of Earnings for the Years Ended
  December 31, 1999, 2000 and 2001..........................    F-4
Consolidated Statements of Comprehensive Earnings for the
  Years Ended December 31, 1999, 2000 and 2001..............    F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 2000 and 2001..........................    F-5
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 2000 and 2001..............    F-6
Notes to Consolidated Financial Statements..................    F-7

Condensed Consolidated Financial Statements (unaudited)
------------------------------------------------------------
Condensed Consolidated Balance Sheets as of December 31,
  2001 and March 31, 2002...................................   F-29
Condensed Consolidated Statements of Earnings for the Three
  Months Ended March 31, 2001 and 2002......................   F-30
Condensed Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 2001 and 2002................   F-31
Notes to Condensed Consolidated Financial Statements........   F-32

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
A. O. Smith Corporation


    We have audited the accompanying consolidated balance sheets of A. O. Smith Corporation as of December 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of A. O. Smith Corporation at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP
Milwaukee, Wisconsin
January 16, 2002

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
                           ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $   15,287   $   20,759
Receivables.................................................     169,117      209,871
Inventories.................................................     169,630      194,706
Deferred income taxes.......................................      12,907       22,403
Other current assets........................................       7,789       28,039
Net current assets--discontinued operations.................      22,651        1,796
                                                              ----------   ----------
TOTAL CURRENT ASSETS........................................     397,381      477,574
Net property, plant, and equipment..........................     282,835      355,298
Net goodwill and other intangibles..........................     244,821      301,924
Prepaid pension.............................................      81,958      103,272
Other assets................................................      40,380       55,855
Net long-term assets--discontinued operations...............      17,493           --
                                                              ----------   ----------
     TOTAL ASSETS...........................................  $1,064,868   $1,293,923
                                                              ==========   ==========
                        LIABILITIES
CURRENT LIABILITIES
Notes payable...............................................  $       --   $    3,280
Trade payables..............................................      91,780      131,073
Accrued payroll and benefits................................      27,388       29,525
Accrued liabilities.........................................      26,865       58,443
Product warranty............................................      11,574       19,470
Income taxes................................................       1,695          887
Long-term debt due within one year..........................      11,129       13,272
                                                              ----------   ----------
TOTAL CURRENT LIABILITIES...................................     170,431      255,950
Long-term debt..............................................     316,372      390,385
Product warranty............................................      17,631       50,162
Post-retirement benefit obligation..........................      18,012       17,073
Deferred income taxes.......................................      67,814       62,154
Other liabilities...........................................      26,213       66,321
                                                              ----------   ----------
     TOTAL LIABILITIES......................................     616,473      842,045
Commitments and contingencies (Notes 8 and 13)
                    STOCKHOLDERS' EQUITY
Preferred Stock.............................................          --           --
Class A Common Stock (shares issued 8,722,720 and
  8,686,484)................................................      43,614       43,432
Common Stock (shares issued 23,826,642 and 23,862,878)......      23,827       23,863
Capital in excess of par value..............................      53,521       54,785
Retained earnings...........................................     549,237      551,420
Accumulated other comprehensive loss........................      (5,438)      (6,858)
Treasury stock at cost......................................    (216,366)    (214,764)
                                                              ----------   ----------
     TOTAL STOCKHOLDERS' EQUITY.............................     448,395      451,878
                                                              ----------   ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $1,064,868   $1,293,923
                                                              ==========   ==========

See accompanying notes which are an integral part of these statements.

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in Thousands, Except Per Share Amounts)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          2000          2001
                                                         ----------    ----------    ----------
CONTINUING OPERATIONS
  Net sales...........................................   $1,070,339    $1,247,945    $1,151,156
  Cost of products sold...............................      839,572       999,821       948,815
                                                         ----------    ----------    ----------
  Gross profit........................................      230,767       248,124       202,341
  Selling, general, and administrative expenses.......      136,304       153,695       145,742
  Interest expense....................................       12,821        22,102        16,418
  Amortization of intangibles.........................        5,162         6,932         6,956
  Restructuring and other charges.....................           --            --         9,368
  Other (income) expense--net.........................         (612)          307         1,371
                                                         ----------    ----------    ----------
                                                             77,092        65,088        22,486
  Provision for income taxes..........................       26,822        23,432         7,984
                                                         ----------    ----------    ----------
EARNINGS FROM CONTINUING OPERATIONS...................       50,270        41,656        14,502
DISCONTINUED OPERATIONS
  Loss from discontinued operations less related
     income tax benefit 1999--$5,017, and
     2000--$7,772.....................................       (7,848)      (11,903)           --
                                                         ----------    ----------    ----------
NET EARNINGS..........................................   $   42,422    $   29,753    $   14,502
                                                         ==========    ==========    ==========
BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
  Continuing Operations...............................   $     2.17    $     1.78    $     0.61
  Discontinued Operations.............................         (.34)         (.51)           --
                                                         ----------    ----------    ----------
NET EARNINGS..........................................   $     1.83    $     1.27    $     0.61
                                                         ==========    ==========    ==========
DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
  Continuing Operations...............................   $     2.11    $     1.76    $     0.61
  Discontinued Operations.............................         (.33)         (.50)           --
                                                         ----------    ----------    ----------
NET EARNINGS..........................................   $     1.78    $     1.26    $     0.61
                                                         ==========    ==========    ==========


CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(Dollars in Thousands)

                                                                 YEARS ENDED DECEMBER 31,
                                                               -----------------------------
                                                                1999       2000       2001
                                                               -------    -------    -------
NET EARNINGS................................................   $42,422    $29,753    $14,502
Other comprehensive earnings (loss)
  Foreign currency translation adjustments..................    (1,750)    (2,200)      (981)
  Unrealized net loss on cash flow derivative instruments
     less related income tax benefit of $287................        --         --       (439)
                                                               -------    -------    -------
COMPREHENSIVE EARNINGS......................................   $40,672    $27,553    $13,082
                                                               =======    =======    =======

See accompanying notes which are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1999        2000       2001
                                                              ---------   --------   --------
CONTINUING
  OPERATING ACTIVITIES
     Earnings from continuing operations....................  $  50,270   $ 41,656   $ 14,502
     Adjustments to reconcile earnings from continuing
       operations to cash provided by operating activities:
       Depreciation.........................................     30,769     36,582     38,485
       Amortization.........................................      6,546      8,477      8,591
       Net change in current assets and liabilities.........    (24,929)     3,563     11,175
       Net change in noncurrent assets and liabilities......    (13,930)   (15,343)   (22,667)
       Other................................................       (911)       241       (258)
                                                              ---------   --------   --------

  CASH PROVIDED BY OPERATING ACTIVITIES.....................     47,815     75,176     49,828

  INVESTING ACTIVITIES
     Acquisition of businesses..............................   (244,592)        --   (117,988)
     Capital expenditures...................................    (32,807)   (40,516)   (35,318)
                                                              ---------   --------   --------

  CASH USED IN INVESTING ACTIVITIES.........................   (277,399)   (40,516)  (153,306)

  FINANCING ACTIVITIES
     Long-term debt incurred................................    229,677         --     90,565
     Long-term debt retired.................................     (4,629)   (33,379)   (11,129)
     Purchase of treasury stock.............................     (2,773)        --         --
     Net proceeds from common stock and option activity.....      1,149        816      1,407
     Dividends paid.........................................    (11,172)   (11,720)   (12,319)
                                                              ---------   --------   --------

  CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...........    212,252    (44,283)    68,524

CASH FLOW PROVIDED BY (USED IN) DISCONTINUED OPERATIONS.....     (5,573)    10,149     40,426
                                                              ---------   --------   --------
  Net increase (decrease) in cash and cash equivalents......    (22,905)       526      5,472
  Cash and cash equivalents--beginning of year..............     37,666     14,761     15,287
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS--END OF YEAR......................  $  14,761   $ 15,287   $ 20,759
                                                              =========   ========   ========

See accompanying notes which are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in Thousands)

                                                                 YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1999        2000        2001
                                                             ---------   ---------   ---------
CLASS A COMMON STOCK
  Balance at beginning of year.............................  $  43,688   $  43,615   $  43,614
  Conversion of Class A Common Stock.......................        (73)         (1)       (182)
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $  43,615   $  43,614   $  43,432
                                                             ---------   ---------   ---------
COMMON STOCK
  Balance at beginning of year.............................  $  23,812   $  23,826   $  23,827
  Conversion of Class A Common Stock.......................         14           1          36
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $  23,826   $  23,827   $  23,863
                                                             ---------   ---------   ---------
CAPITAL IN EXCESS OF PAR VALUE
  Balance at beginning of year.............................  $  51,121   $  53,026   $  53,521
  Conversion of Class A Common Stock.......................         59          --         146
  Exercise of stock options................................       (182)        (84)       (116)
  Tax benefit from exercise of stock options...............      1,797         404       1,114
  Stock incentives and directors' compensation.............        231         175         120
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $  53,026   $  53,521   $  54,785
                                                             ---------   ---------   ---------
RETAINED EARNINGS
  Balance at beginning of year.............................  $ 499,954   $ 531,204   $ 549,237
  Net earnings.............................................     42,422      29,753      14,502
  Cash dividends on common stock...........................    (11,172)    (11,720)    (12,319)
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $ 531,204   $ 549,237   $ 551,420
                                                             ---------   ---------   ---------
ACCUMULATED OTHER COMPREHENSIVE LOSS
  Balance at beginning of year.............................  $  (1,488)  $  (3,238)  $  (5,438)
  Foreign currency translation adjustments.................     (1,750)     (2,200)       (981)
  Unrealized net loss on cash flow derivative instruments
     less related income tax benefit of $287...............         --          --        (439)
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $  (3,238)  $  (5,438)  $  (6,858)
                                                             ---------   ---------   ---------
TREASURY STOCK
  Balance at beginning of year.............................  $(215,994)  $(217,349)  $(216,366)
  Purchase of treasury stock...............................     (2,773)         --          --
  Exercise of stock options................................      1,330         901       1,524
  Stock incentives and directors' compensation.............         88          82          78
                                                             ---------   ---------   ---------
  Balance at end of year...................................  $(217,349)  $(216,366)  $(214,764)
                                                             ---------   ---------   ---------
TOTAL STOCKHOLDERS' EQUITY.................................  $ 431,084   $ 448,395   $ 451,878
                                                             =========   =========   =========

See accompanying notes which are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization. A. O. Smith Corporation (the company) is a manufacturer serving customers worldwide. The company's major product lines include fractional and integral horsepower alternating current (AC), direct current (DC) and hermetic electric motors, as well as residential and commercial water heaters. The company's products are manufactured and marketed primarily in North America. Electric motors are sold principally to original equipment manufacturers and industrial distributors. Water heaters are sold principally to plumbing wholesalers and retail outlets.

    Consolidation. The consolidated financial statements include the accounts of the company and its wholly owned subsidiaries after elimination of intercompany transactions.

    Use of estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

    Fair values. The carrying amounts of cash and cash equivalents, receivables and trade payables approximated fair value as of December 31, 2000 and 2001, due to the short maturities of these instruments. The carrying amount of long-term debt approximated fair value as of December 31, 2000 and 2001, based on current rates offered to the company for debt with the same or similar maturities.

    Foreign currency translation. For all subsidiaries outside the United States, with the exception of Mexico, the company uses the local currency as the functional currency. For those operations using a functional currency other than the U.S. dollar, assets and liabilities are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at weighted-average exchange rates. The resulting translation adjustments are recorded as a separate component of stockholders' equity. The Mexico operations use the U.S. dollar as the functional currency as such operations are a direct and integral component of the company's U.S. operations. Gains and losses from foreign currency transactions are included in net earnings.

    Cash and cash equivalents. The company considers all highly liquid investments, generally with a maturity of three months or less when purchased, to be cash equivalents.

    Inventory valuation. Inventories are carried at lower of cost or market. Cost is determined on the last-in, first-out (LIFO) method for substantially all domestic inventories which comprise 90 percent and 93 percent of the company's total inventory at December 31, 2000 and 2001, respectively. Inventories of foreign subsidiaries and supplies are determined using the first-in, first-out
(FIFO) method.

    Property, plant, and equipment. Property, plant, and equipment are stated at cost. Depreciation is computed primarily by the straight-line method. The estimated service lives used to compute depreciation are generally 25 to 50 years for buildings and 5 to 20 years for equipment. Maintenance and repair costs are expensed as incurred.

    Goodwill and other intangibles. Goodwill is amortized over 40 years. The amortization period for other intangibles is as follows: patents and licensed technologies, 5 to 10 years; assembled workforce, 20 to 25 years; and customer lists, 30 years.

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Goodwill, at cost...........................................    $248,925    $309,094
Other intangibles, at cost..................................      11,424      15,314
                                                                --------    --------
                                                                 260,349     324,408
Less accumulated amortization...............................      15,528      22,484
                                                                --------    --------
                                                                $244,821    $301,924
                                                                ========    ========

    Impairment of long-lived and intangible assets. Property, plant, and equipment, goodwill, and other intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment.

    Derivative instruments. Effective January 1, 2001, the company adopted Statement of Financial Accounting Standards (SFAS) No. 133, as amended, which requires that all derivative instruments be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of the hedging relationships. Any fair value changes are recorded in net earnings or other comprehensive earnings (loss). The cumulative effect of adopting SFAS No. 133 was not material to the company's consolidated financial statements as of January 1, 2001.

    The company utilizes certain derivative instruments to enhance its ability to manage currency exposures and raw material price risks. Derivative instruments are entered into for periods consistent with the related underlying exposures and do not constitute positions independent of those exposures. The company does not enter into contracts for speculative purposes. The contracts are executed with major financial institutions with no credit loss anticipated for failure of the counterparties to perform.

COMMODITY FUTURE CONTRACTS

    In addition to entering into supply arrangements in the normal course of business, the company also enters into futures contracts to fix the cost of certain raw material purchases, principally copper, with the objective of minimizing changes in cost due to market price fluctuations.

    The commodity futures contracts are designated as cash flow hedges of a forecasted transaction. Derivative commodity liabilities of $6.9 million are recorded in accrued liabilities as of December 31, 2001, with the value of the effective portion of the contracts of $6.9 million recorded in accumulated other comprehensive earnings (loss) and reclassified into cost of products sold in the period in which the underlying transaction is recorded in earnings. Ineffective portions of the commodity hedges are recorded in earnings in the period in which the ineffectiveness occurs. The impact of hedge ineffectiveness on earnings was not material for the year ended December 31, 2001.

FOREIGN CURRENCY FORWARD CONTRACTS

    The company is exposed to foreign currency exchange risk as a result of transactions in currencies other than the functional currency of certain subsidiaries. The company utilizes foreign currency forward purchase and sale contracts to manage the volatility associated with foreign currency purchases, sales and certain intercompany transactions in the normal course of business. Contracts typically have maturities of a year or less. Principal currencies include the Mexican peso, Hungarian forint, British pound, Euro, and U.S. dollar.

    Forward contracts are accounted for as cash flow hedges of a forecasted transaction. Derivative currency assets of $6.6 million as of December 31, 2001, are recorded in other current assets. Gains and losses on these instruments are recorded in other comprehensive earnings (loss) until the underlying transaction is recorded in earnings. When the hedged item is realized, gains or losses are reclassified from accumulated other comprehensive earnings (loss) to the statement of earnings. The assessment of effectiveness for forward contracts is based on changes in the forward rates. These hedges have been determined to be perfectly effective.

    The majority of the amounts in accumulated other comprehensive earnings
(loss) for cash flow hedges are expected to be reclassified into earnings within a year.

    The following table summarizes, by currency, the contractual amounts of the company's foreign currency forward contracts.

                                                                           DECEMBER 31,
                                                              --------------------------------------
                                                                    2000                 2001
                                                              -----------------    -----------------
                                                                BUY       SELL       BUY       SELL
                                                              -------    ------    -------    ------
                                                                      (DOLLARS IN THOUSANDS)
Euro......................................................    $12,400    $1,840    $ 3,900    $1,560
British pound.............................................      1,515     1,532      2,824     1,525
Hungarian forint..........................................      3,135        --      3,394        --
Mexican peso..............................................     64,901        --     74,279        --
                                                              -------    ------    -------    ------
  Total...................................................    $81,951    $3,372    $84,397    $3,085
                                                              =======    ======    =======    ======

    The forward contracts in place at December 31, 2000 and 2001, amounted to approximately 75 percent and 85 percent, respectively, of the company's anticipated subsequent year exposure for those currencies hedged.

    Revenue recognition. The company recognizes revenue upon transfer of title, which generally occurs upon shipment of the product to the customer.

    Compensated absences. In the second quarter of 2000 and the fourth quarter of 2001, the company changed its vacation policy for certain employees so that vacation pay is earned ratably throughout the year and must be used by year-end. The accrual for compensated absences was reduced by $2.3 and $1.6 million in 2000 and 2001, respectively, to eliminate vacation pay no longer required to be accrued under the current policy.

    Research and development. Research and development costs are charged to operations as incurred and amounted to $23.9, $24.5, and $27.6 million for continuing operations during 1999, 2000, and 2001, respectively.

    Product warranty. The company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims.

    Environmental costs. The company accrues for losses associated with environmental obligations when such losses are probable and reasonably estimable. Costs of estimated future expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded as assets when their receipt is considered probable. The accruals are adjusted as facts and circumstances change.

    Earnings per share of common stock. The numerator for the calculation of basic and diluted earnings per share is net earnings. The following table sets forth the computation of basic and diluted weighted-average shares used in the earnings per share calculations:

                                                                1999          2000          2001
                                                             ----------    ----------    ----------
Denominator for basic earnings per
  share--weighted-average shares.........................    23,220,813    23,396,210    23,648,136
Effect of dilutive stock options.........................       566,540       294,932       266,646
                                                             ----------    ----------    ----------
Denominator for diluted earnings per share...............    23,787,353    23,691,142    23,914,782
                                                             ==========    ==========    ==========

    Reclassifications. Certain prior year amounts have been reclassified to conform to the 2001 presentation.

    New accounting standards. In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Under the new standards, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Accordingly, the goodwill associated with the December 2001 acquisitions (see Note 2) will not be amortized. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the company will apply the new accounting standards beginning January 1, 2002. The company is currently assessing the financial impact SFAS No. 142 will have on the Consolidated Financial Statements. The company anticipates that all of the goodwill amortization of $6.6 million in 2001 will be eliminated as a charge to operations in 2002.

2. ACQUISITIONS

    On December 28, 2001, the company acquired all of the outstanding stock of State Industries, Inc. (State). State is a manufacturer of a comprehensive line of residential and standard commercial water heaters and will nearly double the size of the company's existing water heater business, while complementing the existing wholesale channel of distribution with a strong presence in the retail market. Scale-related synergies also are expected to be achieved as a result of the acquisition.

    The aggregate purchase price was $117.2 million. This was comprised of $57.8 million for the outstanding stock, assumption of $56.3 million of debt, and $3.1 million of acquisition costs of which $1.8 million are unpaid at December 31, 2001. In connection with the State acquisition, additional purchase liabilities of $3.9 million were recorded for employee severance.

    The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The company is in the process of obtaining third-party appraisal of property, plant, and equipment and valuation of certain intangible assets and, therefore, the allocation of the purchase price is subject to refinement. The non-deductible goodwill has been recorded within the Water Systems segment. Of the $3.9 million of acquired intangible assets, $3.0 million was assigned to trademarks that are not subject to amortization. The weighted average amortization period of the remaining acquired intangible assets is expected to be 8.6 years.

                                                              DECEMBER 28, 2001
                                                              -----------------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Current assets..............................................      $102,665
Property, plant and equipment...............................        74,409
Intangible assets...........................................         3,890
Goodwill....................................................        60,123
Other assets................................................           653
                                                                  --------
  Total assets acquired.....................................      $241,740
                                                                  ========
Current liabilities.........................................        74,261
Long-term liabilities.......................................        52,094
                                                                  --------
  Total liabilities assumed.................................       126,355
                                                                  --------
  Net assets acquired.......................................      $115,385
                                                                  ========

    On a pro forma basis, the unaudited consolidated results from continuing operations assuming the State acquisition occurred on January 1, 2000, is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           ---------------------------
                                                              2000             2001
                                                           ----------       ----------
                                                             (DOLLARS IN THOUSANDS)
Net sales................................................  $1,572,617       $1,467,261
Earnings from continuing operations......................      33,572           17,604
Earnings per share:
  Basic..................................................        1.43              .74
  Diluted................................................        1.42              .74

    The pro forma results have been prepared for informational purposes only and include adjustments to depreciation expense of acquired plant and equipment, amortization of intangible assets other than goodwill and trademarks, increased interest expense on acquisition debt, and certain other adjustments, together with related income tax effects of such adjustments. Anticipated efficiencies from the consolidation of manufacturing and commercial activities and anticipated lower material costs related to the consolidation of purchasing have been excluded from the pro forma operating results. These pro forma results do not purport to be indicative of the results of operations that would have occurred had the purchases been made as of the beginning of the periods presented or of the results of operations that may occur in the future.

    In December 2001, the company acquired a 100 percent equity interest in Shenzhen Speeda Industrial Co., Ltd. and will utilize the facility located in China to manufacture electric motors. The total purchase price of $3.3 million, including future payments of $.7 million, exceeded the fair value of the assets acquired (principally plant and equipment) by $.8 million which was recorded as non-deductible goodwill within the Electrical Products segment.

    On August 2, 1999, the company acquired the assets of MagneTek Inc.'s (MagneTek) domestic electric motor business and six wholly owned foreign subsidiaries for $244.6 million. The acquisition was accounted for using the purchase method of accounting, and the financial statements include MagneTek's operating results since the date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired of $104.3 million has been recorded as goodwill. Other intangibles acquired, customer lists, patents, and trademarks were assigned fair values aggregating $9.0 million and are being amortized over periods of 5 to 30 years. In connection with the MagneTek acquisition, additional purchase liabilities of $17.9 million were recorded which included employee severance and relocation, as well as certain facility exit costs. The remaining balance of such purchase liabilities at December 31, 2001, is $6.5 million.

3. DIVESTITURES AND DISCONTINUED OPERATIONS

    On January 17, 2000 (the measurement date), the company, with the approval of its Board of Directors, decided to divest the company's fiberglass piping and liquid and dry storage businesses. The combined net sales of these operations were $118.6 and $129.3 million in 1999 and 2000, respectively.

    On December 8, 2000, the company sold the fiberglass piping business, operated as Smith Fiberglass Products Company. On January 10, 2001, the company sold its liquid and dry storage business, operated as Engineered Storage Products Company. The net after-tax proceeds from the sale of these businesses were $62 million.

    The components of the after-tax loss from discontinued operations included in the consolidated statement of earnings are as follows:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                              -------   --------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Earnings (loss) from operations:
  Smith Fiberglass Products Company.........................  $(4,355)  $     --
  Engineered Storage Products Company.......................    3,465      3,139
Loss on disposition:
  Smith Fiberglass Products Company.........................   (6,958)    (9,032)
  Engineered Storage Products Company.......................       --     (1,993)
  Automotive Products Company...............................       --     (4,017)
                                                              -------   --------
Net after-tax loss from discontinued operations.............  $(7,848)  $(11,903)
                                                              =======   ========

    Certain expenses have been allocated to the operations of the discontinued businesses, including interest expense, which was allocated based on the ratio of net assets of the discontinued businesses to the total consolidated capital of the company.

    The $9.0 million additional loss recorded at the time of the disposition of the fiberglass piping business in 2000 resulted from recognition of sales proceeds substantially less than originally anticipated, as the acquisition financing market, both generally and specific to the potential buyer, deteriorated to the point where the original transaction was not feasible. Subsequently, a sales contract containing a substantial reduction in sales proceeds and other concessions made by the company relative to the assumption of certain future costs was negotiated. An after-tax loss from operations (in an amount greater than what was originally anticipated as of the measurement date) of $.5 million is included in the $9.0 million loss on disposition in 2000.

    As a result of difficult financing conditions prevalent late in 2000, certain prospective buyers for the storage business withdrew from active negotiations resulting in a single interested buyer. The company agreed to price concessions to successfully complete its exit from this business, which resulted in an unanticipated after-tax loss on disposition for this business of $2.0 million.

    The $4.0 million after-tax loss on disposition in 2000 for the automotive business consists of two items: $2.8 million ($4.0 million pre-tax) for workers' compensation costs associated with increased claims having an occurrence date prior to the 1997 sale of the automotive business for which the company retained responsibility per the sales contract; and $1.2 million ($2.0 million pre-tax) for final settlement of a purchase price dispute in the amount of $7.6 million for which $5.6 million pre-tax reserve had been established at the time of sale. The $2.8 million adjustment for workers' compensation costs was incremental to a $12.3 million reserve for workers' compensation retained by the company at the time of sale.

    The components of the net assets of discontinued operations included in the consolidated balance sheets are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
Receivables.................................................  $25,915   $   264
Inventories.................................................    4,138        --
Other current assets........................................    8,737     7,371
Trade payables..............................................   (3,090)       --
Accrued payroll and benefits................................   (2,908)       --
Other current liabilities...................................  (10,141)   (5,839)
                                                              -------   -------
Net current assets..........................................  $22,651   $ 1,796
                                                              =======   =======
Net property, plant, and equipment..........................  $18,266   $    --
Other assets................................................    5,130        --
Long-term liabilities.......................................   (5,903)   (2,078)
                                                              -------   -------
Net long-term assets (liabilities)..........................  $17,493   $(2,078)
                                                              =======   =======

    The net long-term liability in 2001 is included in other liabilities in the consolidated balance sheet.

4. BUSINESS IMPROVEMENT PROGRAMS

    In the fourth quarter of 2001, the company recorded restructuring and other charges of $9.4 million ($6.0 million after tax, or $.25 per share). The program is expected to generate pre-tax savings of more than $16.0 million in 2002 and $20.0 to $25.0 million annually thereafter. The charges include employee separation costs of $7.7 million associated with product or component manufacturing repositioning and the realignment of certain administrative functions. The resulting reduction of workforce is approximately 150 salaried and 775 hourly employees. In addition, the company recorded facility impairment and lease charges of $1.7 million representing estimated costs of facilities to be vacated. The company spent $.8 million through December 31, 2001, for employee severance and separation costs. As a result of actions taken through December 31, 2001, the workforce has been reduced by approximately 66 employees. The company expects to be substantially completed with the realignment activities prior to December 31, 2002.

5. STATEMENT OF CASH FLOWS

    Supplemental cash flow information is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                            1999      2000      2001
                                                          --------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Net change in current assets and liabilities:
  Receivables...........................................  $ (7,726)  $10,278   $16,159
  Inventories...........................................   (20,158)   (6,187)    6,983
  Other current assets..................................       393      (377)      163
  Trade payables........................................     6,654    10,559     7,265
  Accrued liabilities, including payroll and benefits...    (1,979)   (3,091)   (8,984)
  Income taxes..........................................    (2,113)   (7,619)  (10,411)
                                                          --------   -------   -------
                                                          $(24,929)  $ 3,563   $11,175
                                                          ========   =======   =======

6. INVENTORIES


                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Finished products...........................................    $109,702    $120,231
Work in process.............................................      37,186      40,210
Raw materials...............................................      41,051      58,375
                                                                --------    --------
Inventories, at FIFO cost...................................     187,939     218,816
Allowance to state inventories at LIFO cost.................      18,309      24,110
                                                                --------    --------
                                                                $169,630    $194,706
                                                                ========    ========


7. PROPERTY, PLANT, AND EQUIPMENT

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Land........................................................    $  6,690    $  9,408
Buildings...................................................      99,888     136,189
Equipment...................................................     435,440     491,906
                                                                --------    --------
                                                                 542,018     637,503
Less accumulated depreciation...............................     259,183     282,205
                                                                --------    --------
                                                                $282,835    $355,298
                                                                ========    ========

8. LONG-TERM DEBT AND LEASE COMMITMENTS

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Bank credit lines, average year-end interest rate of 6.6
  percent for 2000 and 4.5 percent for 2001.................    $ 37,770    $ 25,596
Commercial paper, average year-end interest rate of 7.1
  percent for 2000 and 2.3 percent for 2001.................     124,945     104,404
Revolver borrowings, average year-end interest rate of 7.2
  percent for 2000 and 2.3 percent for 2001.................      50,000     120,000
Term notes with insurance companies, expiring through 2018,
  average year-end interest rate of 7.0 percent for 2000 and
  7.1 percent for 2001......................................     102,286     141,157
Other notes, expiring through 2012, average year-end
  interest rate of 4.5 percent for 2000 and 3.2 percent for
  2001......................................................      12,500      12,500
                                                                --------    --------
                                                                 327,501     403,657
Less amount due within one year.............................      11,129      13,272
                                                                --------    --------
                                                                $316,372    $390,385
                                                                ========    ========

    The company has a $250 million multi-year revolving credit agreement with a group of 10 financial institutions, that expires on August 2, 2004. It also has an $83 million 364-day credit agreement with a group of six banks, that expires on July 26, 2002. At its option, the company maintains either cash balances or pays fees for bank credit and services.

    On June 8, 2001, the company issued $50 million in notes under loan facilities with two insurance companies. The notes range in maturity from 2013 to 2016 and carry an interest rate of 7.3 percent.

    The company's credit agreement and term notes contain certain conditions and provisions which restrict the company's payment of dividends. Under the most restrictive of these provisions, retained earnings of $58.5 million were unrestricted as of December 31, 2001.

    Borrowings under the bank credit lines and in the commercial paper market that are supported by the multi-year revolving credit agreement have been classified as long-term. It has been the company's practice to renew or replace the revolving credit agreement so as to maintain the availability of debt on a long-term basis and to provide 100 percent backup for its borrowings in the commercial paper market.

    Long-term debt, maturing within each of the five years subsequent to December 31, 2001, is as follows: 2002--$13.3; 2003--$11.7; 2004--$8.6;
2005--$8.6; and 2006--$6.9 million.

    Future minimum payments under noncancelable operating leases total $69.0 million and are due as follows: 2002--$15.0; 2003--$12.0; 2004--$10.7;
2005--$6.7; 2006--$5.7 and thereafter--$18.9 million. Rent expense, including payments under operating leases, was $15.3, $18.3, and $19.0 million in 1999, 2000, and 2001, respectively.

    Interest paid by the company for continuing and discontinued operations, was $13.8, $24.6, and $16.9 million in 1999, 2000, and 2001, respectively.

9. STOCKHOLDERS' EQUITY

    The company's authorized capital consists of 3 million shares of Preferred Stock $1 par value, 14 million shares of Class A Common Stock $5 par value, and 60 million shares of Common Stock $1 par value. The Common Stock has equal dividend rights with Class A Common Stock and is entitled, as a class, to elect 25 percent of the board of directors and has 1/10th vote per share on all other matters.

    During 1999, 2000, and 2001, 14,655, 200, and 36,236 shares, respectively, of Class A Common Stock were converted into Common Stock. Regular dividends paid on the Class A Common and Common Stock amounted to $.48, $.50, and $.52 per share in 1999, 2000, and 2001, respectively.

    On December 9, 1997, the company's board of directors authorized the repurchase of up to $50 million of Common Stock of which $21.5 million remains available at December 31, 2001. At December 31, 2000, 32,595 and 8,967,312 shares of Class A Common Stock and Common Stock, respectively, were held as treasury stock. At December 31, 2001, 32,595 and 8,730,594, shares of Class A Common Stock and Common Stock, respectively, were held as treasury stock.

10. STOCK OPTIONS

    The company has two Long-Term Executive Incentive Compensation Plans for granting nonqualified and incentive stock options to key employees. The 1990 Plan has terminated except as to outstanding options. The 1999 Plan provides for the issuance of 1.5 million stock options at fair value on the date of grant. The options granted become exercisable one year from date of grant and, for active employees, expire ten years after date of grant. The number of shares available for granting of options at December 31, 2001, was 158,650.

    Changes in option shares, all of which are Common Stock, were as follows:

                                              WEIGHTED-AVERAGE
                                                 PER SHARE             YEARS ENDED DECEMBER 31,
                                                  EXERCISE        -----------------------------------
                                                PRICE - 2001        1999         2000         2001
                                              ----------------    ---------    ---------    ---------
Outstanding at beginning of year..........         $12.87         2,022,900    1,979,800    2,448,500
Granted
  1999--$29.03 per share..................                          173,900
  2000--$13.56 to $16.28 per share........                                       632,000
  2001--$15.14 per share..................          15.14                                     510,700
Exercised
  1999--$4.67 to $16.67 per share.........                         (217,000)
  2000--$4.67 to $16.33 per share.........                                      (141,600)
  2001--$5.63 to $16.33 per share.........           6.24                                    (225,600)
Expired
  2000--$18.00 to $27.25 per share........                               --      (21,700)          --
                                                                  ---------    ---------    ---------
Outstanding at end of year
  (2001--$8.67 to $29.83 per share).......          17.01         1,979,800    2,448,500    2,733,600
                                                                  =========    =========    =========
Exercisable at end of year................          17.44         1,805,900    1,816,500    2,222,900
                                                                  =========    =========    =========

    The following table summarizes weighted-average information by range of exercise prices for stock options outstanding and exercisable at December 31, 2001:

                                                                                                WEIGHTED-
                                    OPTIONS        WEIGHTED-       OPTIONS        WEIGHTED-      AVERAGE
                                 OUTSTANDING AT     AVERAGE     EXERCISABLE AT     AVERAGE      REMAINING
RANGE OF                          DECEMBER 31,     EXERCISE      DECEMBER 31,     EXERCISE     CONTRACTUAL
EXERCISE PRICES                       2001           PRICE           2001           PRICE         LIFE
---------------                  --------------    ---------    --------------    ---------    -----------
$8.67 to $13.56..............        747,100         12.63          747,100         12.63        7 years
$15.14 to $18.33.............      1,636,650         16.62        1,125,950         17.29        6 years
$25.25 to $29.83.............        349,850         28.16          349,850         28.16        7 years
                                   ---------                      ---------
                                   2,733,600                      2,222,900
                                   =========                      =========


    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The company has chosen to continue applying Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, because the number of shares is fixed and the exercise price of the stock options equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.


    Had compensation cost been determined based upon the fair value at the grant date for awards under the plans based on the provisions of SFAS No. 123, the company's pro forma earnings and earnings per share from continuing operations would have been as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                             -----------------------------
                                                              1999       2000       2001
                                                             -------    -------    -------
                                                                (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Earnings:
  As reported............................................    $50,270    $41,656    $14,502
  Pro forma..............................................     49,311     40,330     12,727
Earnings per share:
  As reported:
     Basic...............................................    $  2.17    $  1.78    $  0.61
     Diluted.............................................       2.11       1.76       0.61
  Pro forma:
     Basic...............................................       2.12       1.72       0.54
     Diluted.............................................       2.07       1.70       0.53

    The weighted-average fair value per option at the date of grant during 1999, 2000, and 2001 using the Black-Scholes option-pricing model, was $9.58, $4.73, and $5.30, respectively. Assumptions were as follows:

                                                                1999      2000      2001
                                                                ----      ----      ----
Expected life (years).......................................    4.0       5.0        6.0
Risk-free interest rate.....................................    6.5%      5.0%       4.7%
Dividend yield..............................................    2.1%      2.2%       2.3%
Expected volatility.........................................    38.6%     39.9%     37.9%

11. PENSION AND OTHER POST-RETIREMENT BENEFITS

    The company provides retirement benefits for all United States employees. Plan assets consist primarily of marketable equities and debt securities. The company also has several foreign pension plans, none of which are material to the company's financial position. Effective January 1, 2001, the company changed its Executive Supplemental Pension Plan (ESPP) to an unfunded defined benefit plan. The company also has several unfunded defined benefit post-retirement plans covering certain hourly and salaried employees that provide medical and life insurance benefits from retirement to age 65.

    The company has a defined contribution profit sharing and retirement plan covering the majority of its salaried nonunion employees which provides for annual company contributions of 35 percent to 140 percent of qualifying contributions made by participating employees. The amount of the company's contribution in excess of 35 percent is dependent upon the company's profitability. The company also has defined contribution plans for certain hourly employees which provide for annual matching company contributions.

    On December 28, 2001, the company acquired State Industries, Inc., including its pension and defined contribution benefit plans.

    The company does not provide post-retirement health care benefits beyond age
65. Certain hourly employees retiring after January 1, 1996, are subject to a maximum annual benefit and salaried employees hired after December 31, 1993, are not eligible for post-retirement medical benefits. As a result, a one percentage point change in the health care cost trend rate would not have a significant effect on the amounts reported. The post-retirement benefit obligation was determined using an assumed healthcare cost trend rate of nine percent in 2001 trending down to six percent in 2004 and thereafter.

    The following tables present the changes in benefit obligations, plan assets, funded status, and major assumptions used to determine these amounts for domestic pension and post-retirement plans and components of net periodic benefit costs.

                                                                              POST-RETIREMENT
                                                      PENSION BENEFITS           BENEFITS
                                                    ---------------------   -------------------
                                                             YEARS ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                      2000        2001        2000       2001
                                                    ---------   ---------   --------   --------
                                                              (DOLLARS IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation at beginning of year...........  $(530,658)  $(561,771)  $(17,477)  $(17,177)
ESPP benefit obligation at beginning of year......         --      (6,963)        --         --
Service cost......................................     (6,631)     (5,900)      (271)      (258)
Interest cost.....................................    (40,926)    (41,579)    (1,267)    (1,227)
Participant contributions.........................         --          --       (264)      (387)
Plan amendments...................................         --        (542)        --         --
Actuarial gains (losses) including assumption
  changes.........................................    (23,084)    (15,759)        79          2
Acquisition.......................................         --     (64,642)        --         --
Benefits paid.....................................     39,528      46,669      2,023      2,592
                                                    ---------   ---------   --------   --------
Benefit obligation at end of year.................  $(561,771)  $(650,487)  $(17,177)  $(16,455)
                                                    =========   =========   ========   ========
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year....  $ 755,487   $ 737,119   $     --   $     --
Actual return on plan assets......................     21,160     (35,967)        --         --
Contribution by the company.......................         --         946      1,759      2,205
Participant contributions.........................         --          --        264        387
Acquisition.......................................         --      48,899         --         --
Benefits paid.....................................    (39,528)    (46,669)    (2,023)    (2,592)
                                                    ---------   ---------   --------   --------
Fair value of plan assets at end of year..........  $ 737,119   $ 704,328   $     --   $     --
                                                    =========   =========   ========   ========
FUNDED STATUS.....................................  $ 175,348   $  53,841   $(17,177)  $(16,455)
Unrecognized net actuarial loss (gain)............    (97,503)     22,290     (1,845)    (1,781)
Unrecognized net transition asset.................       (499)         --         --         --
Unrecognized prior service cost (credit)..........      4,612       7,780       (677)      (525)
                                                    ---------   ---------   --------   --------
Net amount recognized.............................  $  81,958   $  83,911   $(19,699)  $(18,761)
                                                    =========   =========   ========   ========
Amounts recognized in the statement of financial
  position consist of:
  Prepaid pension asset...........................  $  81,958   $ 103,272   $     --   $     --
  Accrued benefit liability.......................         --     (19,361)    (1,687)    (1,688)
  Post-retirement benefit obligation..............         --          --    (18,012)   (17,073)
                                                    ---------   ---------   --------   --------
Net amount recognized.............................  $  81,958   $  83,911   $(19,699)  $(18,761)
                                                    =========   =========   ========   ========
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate.....................................       7.50%       7.25%      7.50%      7.25%
Expected return on plan assets....................      10.25%      10.00%       n/a        n/a
Rate of compensation increase.....................       4.00%       4.00%      4.00%      4.00%

                                          PENSION BENEFITS             POST-RETIREMENT BENEFITS
                                      YEARS ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                  --------------------------------    --------------------------
                                    1999        2000        2001       1999      2000      2001
                                  --------    --------    --------    ------    ------    ------
                                                      (DOLLARS IN THOUSANDS)
COMPONENTS OF NET PERIODIC
  BENEFIT COST
Service cost....................  $  4,890    $  6,631    $  5,900    $  338    $  271    $  258
Interest cost...................    36,314      40,926      41,579     1,195     1,267     1,227
Expected return on plan
  assets........................   (56,598)    (64,854)    (68,067)       --        --        --
Amortization of prior service
  cost..........................       502         559         937      (152)     (152)     (152)
Amortization of transition
  asset.........................      (939)       (939)       (499)       --        --        --
Amortization of net actuarial
  gain..........................        --          --          --       (59)      (82)      (66)
                                  --------    --------    --------    ------    ------    ------
Defined benefit plan cost
  (income)......................  $(15,831)   $(17,677)   $(20,150)   $1,322    $1,304    $1,267
                                                                      ======    ======    ======
Various U.S. defined
  contribution plans cost.......     5,087       3,559       2,418
                                  --------    --------    --------
                                  $(10,744)   $(14,118)   $(17,732)
                                  ========    ========    ========


    The company did not have any pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2000. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $71,561, $68,104 and $48,899, respectively, as of December 31, 2001.

    Net periodic benefit cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year.

12. INCOME TAXES

    The components of the provision for income taxes for continuing operations consisted of the following:

                                                            YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                           1999      2000       2001
                                                          -------   -------   --------
                                                             (DOLLARS IN THOUSANDS)
Current:
  Federal...............................................  $11,810   $ 3,964   $(10,100)
  State.................................................    2,399       428        (12)
  International.........................................    1,339     3,581      2,426
Deferred................................................   11,274    15,459     15,670
                                                          -------   -------   --------
                                                          $26,822   $23,432   $  7,984
                                                          =======   =======   ========

    The provision for income taxes for continuing operations differs from the U.S. federal statutory rate due to the following items:

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1999     2000     2001
                                                              -----    -----    ----
                                                                   (DOLLARS IN
                                                                    THOUSANDS)
Provision at U.S. federal statutory rate....................  35.0%    35.0%    35.0%
International income tax rate differential..................  (1.8)    (1.1)     2.2
State income and franchise taxes............................   3.6      3.0      (.8)
Research tax credits........................................  (1.8)     (.1)    (1.3)
Other.......................................................   (.2)     (.8)      .4
                                                              ----     ----     ----
                                                              34.8%    36.0%    35.5%
                                                              ====     ====     ====

    Components of earnings from continuing operations before income taxes were as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                             -----------------------------
                                                              1999       2000       2001
                                                             -------    -------    -------
                                                                (DOLLARS IN THOUSANDS)
United States............................................    $76,201    $57,845    $18,939
International............................................        891      7,243      3,547
                                                             -------    -------    -------
                                                             $77,092    $65,088    $22,486
                                                             =======    =======    =======

    Total taxes paid (tax refunds received) by the company for continuing and discontinued operations amounted to $11.6, $13.1, and $(2.7) million in 1999, 2000, and 2001, respectively.

    No provision for U.S. income taxes or foreign taxes has been made on the undistributed earnings of foreign subsidiaries as such earnings are considered to be permanently invested. At December 31, 2001, the undistributed earnings amounted to $38.5 million. Determination of the amount of unrecognized deferred tax liability on the undistributed earnings is not practicable. In addition, no provision or benefit for U.S. income taxes have been made on foreign currency translation gains or losses.

    The tax effects of temporary differences of assets and liabilities between income tax and financial reporting for continuing operations are as follows:

                                                 DECEMBER 31, 2000       DECEMBER 31, 2001
                                               ---------------------   ---------------------
                                               ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                               -------   -----------   -------   -----------
                                                          (DOLLARS IN THOUSANDS)
Employee benefits............................  $19,261     $33,791     $25,605    $ 42,125
Inventory....................................    1,134          --          --       3,363
Receivables..................................       --       4,697          --      10,111
Product liability and warranty...............   11,814          --      40,986          --
Depreciation differences.....................       --      27,781          --      42,781
Amortization differences.....................       --      13,094          --      17,941
Tax loss and credit carryovers...............       --          --       9,946          --
All other....................................       --       7,753          33          --
                                               -------     -------     -------    --------
                                               $32,209     $87,116     $76,570    $116,321
                                               =======     =======     =======    ========
Net liability................................              $54,907                $ 39,751
                                                           =======                ========

    These deferred tax assets and liabilities are classified in the balance sheet as current or long-term based on the balance sheet classification of the related assets and liabilities as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2000        2001
                                                                --------    --------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Current deferred income tax assets..........................    $ 12,907    $ 22,403
Long-term deferred income tax liabilities...................     (67,814)    (62,154)
                                                                --------    --------
Net liability...............................................    $ 54,907    $ 39,751
                                                                ========    ========

    As a result of the acquisition of State Industries, Inc., the company has $19 million of federal net operating loss carryovers that expire between 2018 and 2021, $7.8 million of federal capital loss carryovers that expire in 2006, $2.0 million of contribution carryovers that expire between 2002 and 2006, and $2.5 million of tax credits, the majority of which have an unlimited carryover period. Due to a change in State Industries, Inc. ownership, the annual limitation for utilization of the federal tax carryovers is the equivalent of $2.7 million of deductions.

    The company also has approximately $140 million of state and local net operating loss carryovers. The majority of these carryovers expire between 2010 and 2021.

13. LITIGATION AND INSURANCE MATTERS

    The company and the newly acquired State Industries, Inc. (State) are involved in various unresolved legal actions, administrative proceedings, and claims in the ordinary course of its business involving product liability, property damage, insurance coverage, patents, and environmental matters, including the disposal of hazardous waste. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, the company believes these unresolved legal actions will not have a material effect on its financial position or results of operations. The following paragraphs summarize noteworthy actions and proceedings.

    On July 16, 1999, a class action lawsuit was filed in the United States District Court, Western District of Missouri, by individuals on behalf of themselves and all persons throughout the United States who have owned or currently own a water heater manufactured by Rheem Manufacturing Company, A. O. Smith Corporation, Bradford White Company, American Water Heater Company, Lochinvar Corporation, and State Industries, Inc. (the "water heater manufacturers") that contains a dip tube manufactured, designed, supplied, or sold by Perfection Corporation between August 1993 and October 1996. A dip tube is a plastic tube in a residential water heater that brings the cold water supply to the bottom area of the tank to be heated.

    The plaintiffs and defendants reached a settlement of the claims of this litigation. On November 22, 1999, the United States District Court, Western District of Missouri, entered an order giving preliminary approval to the settlement. On May 1, 2000, the District Court, which oversees the dip tube class action, gave final approval to the settlement. The final order approved the remedial system provided for in the settlement agreement. The deadline for filing claims under the class action settlement agreement was December 31, 2000. The water heater manufacturers paid the settlement claims. All other legal actions brought against the water heater manufacturers respecting dip tube claims have been dismissed as a result of the settlement of the class action.

    Separately, the water heater manufacturers filed a direct action lawsuit in the Civil District Court for the Parish of Orleans, State of Louisiana, against Perfection Corporation and American Meter Company, the parent company of
Perfection: Manner Plastics Materials, Inc., the developer of the polypropylene formula which it sold to Perfection Corporation: and their insurers. This lawsuit seeks (1) recovery of damages sustained by the water heater manufacturers related to the costs of the class action settlement and the handling of dip tube claims outside of and prior to the national class action settlement, (2) damages for the liability of the water heater manufacturers assumed by Perfection Corporation by contract, and (3) personal injuries suffered by the water heater manufacturers as a result of the disparagement of their businesses. Also relating to the water heater manufacturers' recovery efforts, the insurers of Perfection Corporation have brought third-party claims against the water heater manufacturers in a state court action in Cook County, Illinois. Perfection Corporation has also sued the water heater manufacturers in a separate action in Cook County, Illinois. The filing by Perfection Corporation is an attempt to preempt the Louisiana lawsuit.

    As of December 31, 2001, the company recorded a long-term receivable of $32.8 million (as detailed below) related to dip tube repair claims, administrative costs, legal fees and related expenses. It is the company's expectation that all or a substantial portion of its costs will be recovered from Perfection, American Meter Company, Manner Plastics Materials, Inc., and their insurers, as well as the company's insurers.

                                                  1999                                CUMULATIVE
                                                AND PRIOR     2000       2001      DECEMBER 31, 2001
                                                ---------    -------    -------    -----------------
                                                               (DOLLARS IN THOUSANDS)
Repair claim payments.......................     $2,537      $ 6,268    $13,378         $22,183
Administrative costs........................      1,021        2,009      4,503           7,533
Legal fees..................................        490        2,085        470           3,045
                                                 ------      -------    -------         -------
Total funding...............................     $4,048      $10,362    $18,351         $32,761
                                                 ======      =======    =======         =======

    State is a defendant in three lawsuits pending at December 31, 2001, in state courts in Texas, California, and Alabama. The plaintiffs in each of these lawsuits are claiming they purchased a water heater manufactured by State which was defective, causing the plaintiffs to incur expenses for repair, replacement, or property damages. State ceased manufacturing this type water heater in 1999. The plaintiffs in each lawsuit are seeking class action status. The Texas lawsuit was certified by the trial court as a class action in 1999. Subsequently, State and the class representatives entered into a settlement agreement which provided compensation for the class members. As a result of a class member's objection to the settlement, the appellate court, in reviewing the certification of the class and the objection to the settlement, overruled the trial court and in 2001 ordered the decertification of the class action. The Texas Supreme Court affirmed the appellate court decision. State filed a separate lawsuit, which is pending in the federal District Court in Dallas, Texas, against the class representatives seeking to have the court declare that State has no obligation under the settlement agreement. State is vigorously contesting all of the claims in the three lawsuits. The company believes that were there to be an adverse outcome with these lawsuits, it would not be material to the company's financial condition. The insurer of State is disputing the insurability of these claims. State and its insurer are suing each other in a lawsuit, which is pending in the federal District Court in Nashville, Tennessee, respectively seeking a declaration concerning the coverage provided, if any, by the insurance policies for these claims.

    The company is currently involved as a potentially responsible party ("PRP") in judicial and administrative proceedings initiated on behalf of various state and federal regulatory agencies seeking to clean up 12 sites which have been environmentally impacted (the "Sites") and to recover costs they have incurred or will incur as to the Sites. State is not involved in any environmentally impacted sites. The company previously reported that it was a defendant in two separate lawsuits involving a former mine in Colorado that is being remediated by the United States Environmental Protection Agency ("EPA"). The claims against the company have been dismissed by the trial court in both of those actions. While the State of Colorado retains the right to appeal the trial court's decision in one of those actions, the company believes that the trial court's well-reasoned decision would be upheld on any appeal brought by the State of Colorado. Since the EPA has indicated that it does not intend to pursue any claims against the company with respect to this site, the company should have no further potential liability with respect to the site.

    It is impossible at this time to estimate the total cost of remediation for the Sites or the company's ultimate share of those costs, primarily because the Sites are in various stages of the remediation process and issues remain open at many Sites concerning the selection and implementation of the final remedy, the cost of that remedy, and the company's liability at a Site relative to the liability and viability of the other PRPs.

    The company has established reserves for the Sites in a manner that is consistent with generally accepted accounting principles for costs associated with such cleanups when those costs are capable of being reasonably estimated. To the best of the company's knowledge, the reserves it has established and insurance proceeds that are available to the company are sufficient to cover the company's liability. The company further believes its insurers have the financial ability to pay any such covered claims, and there are viable PRPs at each of the Sites which have the financial ability to pay their respective shares of liability at the sites.

    With respect to non-environmental claims, the company has self-insured a portion of its product liability loss exposure and other business risks for many years. The company has established reserves which it believes are adequate to cover incurred claims. For the year ended December 31, 2001, the company had $125 million of third-party product liability insurance for individual losses in excess of $1.5 million and for aggregate annual losses in excess of $10 million; State had $100 million of third-party product liability insurance for individual losses in excess of $3.0 million and for aggregate annual losses in excess of $8 million. The company reevaluates its exposure on claims periodically and makes adjustments to its reserves as appropriate.

14. OPERATIONS BY SEGMENT

    The company has two reportable segments: Electrical Products and Water Systems. The Electrical Products segment manufactures fractional and integral alternating current (AC) and direct current (DC) motors used in fans and blowers in furnaces, air conditioners, and ventilating systems; industrial applications such as material handling; as well as in other consumer products such as home appliances and jet pump motors, swimming pools, hot tubs, and spas. In addition, the Electrical Products segment manufactures hermetic motors which are sold worldwide to manufacturers of compressors used in air conditioning and refrigeration systems. The Water Systems segment manufactures residential gas and electric water heaters as well as commercial water heating equipment used in a wide range of applications including hotels, laundries, car washes, factories, and large institutions. In addition, the Water Systems segment manufactures copper tube boilers used in large-volume hot water and hydronic heating applications.

    The accounting policies of the reportable segments are the same as those described in the "Summary of Significant Accounting Policies" outlined in Note
1. Intersegment sales have been excluded from segment revenues and are immaterial. Earnings before interest and taxes (EBIT) is used to measure the performance of the segments and allocate resources.

OPERATIONS BY SEGMENT

                                                 EARNINGS FROM
                                                   CONTINUING
                                                   OPERATIONS
                                           --------------------------                NET SALES
                                                  YEARS ENDED            ---------------------------------
                                                  DECEMBER 31,               YEARS ENDED DECEMBER 31,
                                           --------------------------    ---------------------------------
                                            1999      2000      2001       1999        2000         2001
                                           ------    ------    ------    --------    ---------    --------
                                                                (DOLLARS IN MILLIONS)
Electrical Products....................    $ 78.9    $ 75.5    $ 20.8    $  735.0    $  902.4     $  802.7
Water Systems..........................      33.8      34.9      39.2       335.3       345.5        348.5
                                           ------    ------    ------    --------    --------     --------
Total Segments--EBIT...................     112.7     110.4      60.0    $1,070.3    $1,247.9     $1,151.2
                                                                         ========    ========     ========
General Corporate and Research and
  Development Expenses.................     (22.8)    (23.2)    (21.1)
Interest Expense.......................     (12.8)    (22.1)    (16.4)
                                           ------    ------    ------
Earnings from Continuing Operations
  before Income Taxes..................      77.1      65.1      22.5
Provision for Income Taxes.............     (26.8)    (23.4)     (8.0)
                                           ------    ------    ------
Earnings from Continuing Operations....    $ 50.3    $ 41.7    $ 14.5
                                           ======    ======    ======


    Net sales of the Electrical Products segment includes sales to York International Corporation of $191.3 million, $182.9 million, and $171.9 million in 1999, 2000, and 2001, respectively.


TOTAL ASSETS, DEPRECIATION AND AMORTIZATION, AND CAPITAL EXPENDITURES BY SEGMENT

                                                             DEPRECIATION AND             CAPITAL
                                                               AMORTIZATION            EXPENDITURES
                                   TOTAL ASSETS            ---------------------   ---------------------
                          ------------------------------        YEARS ENDED             YEARS ENDED
                                   DECEMBER 31                  DECEMBER 31             DECEMBER 31
                          ------------------------------   ---------------------   ---------------------
                            1999       2000       2001     1999    2000    2001    1999    2000    2001
                          --------   --------   --------   -----   -----   -----   -----   -----   -----
                                                      (DOLLARS IN MILLIONS)
Electrical Products.....  $  705.1   $  700.6   $  680.3   $27.3   $34.7   $37.0   $27.0   $35.6   $29.5
Water Systems...........     177.4      182.8      420.6     8.8     9.0     8.9     5.6     4.6     5.7
                          --------   --------   --------   -----   -----   -----   -----   -----   -----
Total Segments..........     882.5      883.4    1,100.9    36.1    43.7    45.9    32.6    40.2    35.2
Corporate Assets........     120.9      141.4      191.2     1.2     1.3     1.2     0.2     0.3     0.1
Discontinued
  Operations............      62.2       40.1        1.8     5.3     5.6      --     5.1     1.5      --
                          --------   --------   --------   -----   -----   -----   -----   -----   -----
Total...................  $1,065.6   $1,064.9   $1,293.9   $42.6   $50.6   $47.1   $37.9   $42.0   $35.3
                          ========   ========   ========   =====   =====   =====   =====   =====   =====

    Corporate assets consist primarily of cash and cash equivalents, deferred income taxes, and prepaid pension.

NET SALES AND LONG-LIVED ASSETS BY GEOGRAPHIC LOCATION

    The following data by geographic area includes net sales based on product shipment destination and long-lived assets based on physical location. Long-lived assets include net property, plant, and equipment and other long-term assets and exclude prepaid pension, intangible assets, and long-lived assets of discontinued operations.

                          LONG-LIVED ASSETS                                       NET SALES
                       ------------------------                         ------------------------------
                        1999     2000     2001                            1999       2000       2001
                       ------   ------   ------                         --------   --------   --------
                        (DOLLARS IN MILLIONS)                               (DOLLARS IN MILLIONS)
United States........  $192.1   $200.1   $283.4    United States......  $  959.7   $1,108.9   $  984.4
Mexico...............    91.7     98.7    102.0    Foreign............     110.6      139.0      166.8
                                                                        --------   --------   --------
Other Foreign........    28.5     24.4     25.8    Total..............  $1,070.3   $1,247.9   $1,151.2
                       ------   ------   ------                         ========   ========   ========
Total................  $312.3   $323.2   $411.2
                       ======   ======   ======

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                    1ST QUARTER       2ND QUARTER       3RD QUARTER       4TH QUARTER
                                  ---------------   ---------------   ---------------   ---------------
                                   2000     2001     2000     2001     2000     2001     2000     2001
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.......................  $344.6   $318.2   $341.3   $308.3   $290.8   $269.1   $271.2   $255.6
Gross profit....................    73.4     58.8     73.5     58.6     54.3     42.6     46.9     42.3
Earnings
  Continuing....................    14.2      8.5     17.6     10.7      7.3      0.4      2.5     (5.1)
  Discontinued..................     0.4       --       --       --      1.5       --    (13.8)      --
                                  ------   ------   ------   ------   ------   ------   ------   ------
  Net Earnings..................    14.6      8.5     17.6     10.7      8.8      0.4    (11.3)    (5.1)
                                  ======   ======   ======   ======   ======   ======   ======   ======
Basic earnings per share
  Continuing....................     .61      .36      .75      .45      .31      .02      .11     (.21)
  Discontinued..................     .02       --       --       --      .07       --     (.59)      --
                                  ------   ------   ------   ------   ------   ------   ------   ------
  Net Earnings..................     .63      .36      .75      .45      .38      .02     (.48)    (.21)
                                  ======   ======   ======   ======   ======   ======   ======   ======
Diluted earnings per share
  Continuing....................     .60      .36      .74      .45      .31      .02      .11     (.21)
  Discontinued..................     .02       --       --       --      .06       --     (.58)      --
                                  ------   ------   ------   ------   ------   ------   ------   ------
  Net Earnings..................     .62      .36      .74      .45      .37      .02     (.47)    (.21)
                                  ======   ======   ======   ======   ======   ======   ======   ======
Common dividends declared.......     .12      .13      .12      .13      .13      .13      .13      .13
                                  ======   ======   ======   ======   ======   ======   ======   ======

    Net earnings and dividends declared per share are computed separately for each period and, therefore, the sum of such quarterly per share amounts may differ from the total for the year.

    See Note 8 for restrictions on the payment of dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS


(Dollars in Thousands)



                                                                               (UNAUDITED)
                                                          DECEMBER 31, 2001   MARCH 31, 2002
                                                          -----------------   --------------
                         ASSETS
CURRENT ASSETS
Cash and cash equivalents...............................     $   20,759         $   21,851
Receivables.............................................        209,871            237,690
Inventories.............................................        194,706            192,578
Deferred income taxes...................................         22,403             18,878
Other current assets....................................         28,039             16,456
Net current assets--discontinued operations.............          1,796                 --
                                                             ----------         ----------
TOTAL CURRENT ASSETS....................................        477,574            487,453
Property, plant and equipment...........................        637,503            641,804
Less accumulated depreciation...........................        282,205            292,817
                                                             ----------         ----------
Net property, plant and equipment.......................        355,298            348,987
Goodwill................................................        295,073            295,723
Other intangible assets.................................          6,851              6,480
Other assets............................................        159,127            166,579
                                                             ----------         ----------
     TOTAL ASSETS.......................................     $1,293,923         $1,305,222
                                                             ==========         ==========
                      LIABILITIES
CURRENT LIABILITIES
Notes payable...........................................     $    3,280         $       --
Trade payables..........................................        131,073            138,191
Accrued payroll and benefits............................         29,525             31,464
Accrued liabilities.....................................         58,443             55,949
Product warranty........................................         19,470             19,155
Income taxes............................................            887              2,419
Long-term debt due within one year......................         13,272             13,272
Net current liabilities--discontinued operations........             --              2,902
                                                             ----------         ----------
TOTAL CURRENT LIABILITIES...............................        255,950            263,352
Long-term debt..........................................        390,385            378,867
Other liabilities.......................................        133,556            130,277
Deferred income taxes...................................         62,154             66,577
                                                             ----------         ----------
     TOTAL LIABILITIES..................................        842,045            839,073

                  STOCKHOLDERS' EQUITY
Class A common stock, $5 par value: authorized
  14,000,000 shares; issued 8,671,584...................         43,432             43,358
Common stock, $1 par value: authorized 60,000,000
  shares; issued 23,877,778.............................         23,863             23,878
Capital in excess of par value..........................         54,785             55,697
Retained earnings.......................................        551,420            560,448
Accumulated other comprehensive loss....................         (6,858)            (2,815)
Treasury stock at cost..................................       (214,764)          (214,417)
                                                             ----------         ----------
     TOTAL STOCKHOLDERS' EQUITY.........................        451,878            466,149
                                                             ----------         ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........     $1,293,923         $1,305,222
                                                             ==========         ==========



See accompanying notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


(UNAUDITED)


(Dollars in Thousands, Except Per Share Amounts)



                                                                  THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2001        2002
                                                              --------    --------
Electrical Products.........................................  $226,253    $196,234
Water Systems...............................................    91,982     175,693
                                                              --------    --------
  Net sales.................................................   318,235     371,927
Cost of products sold.......................................   259,440     295,026
                                                              --------    --------
  Gross profit..............................................    58,795      76,901
Selling, general and administrative expenses................    38,123      53,204
Interest expense............................................     4,801       4,177
Amortization of intangibles.................................     1,733          81
Other expense--net..........................................       599         789
                                                              --------    --------
                                                                13,539      18,650
Provision for income taxes..................................     5,010       6,528
                                                              --------    --------
  NET EARNINGS..............................................  $  8,529    $ 12,122
                                                              ========    ========
EARNINGS PER COMMON SHARE
  Basic.....................................................  $   0.36    $   0.51
                                                              ========    ========
  Diluted...................................................  $   0.36    $   0.50
                                                              ========    ========
DIVIDENDS PER COMMON SHARE..................................  $   0.13    $   0.13
                                                              ========    ========



See accompanying notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


(UNAUDITED)


(Dollars in Thousands)



                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
CONTINUING
  OPERATING ACTIVITIES
       Earnings from continuing operations..................  $  8,529   $ 12,122
       Adjustments to reconcile net earnings to net cash
        provided by operating activities:
            Depreciation....................................     9,291     11,941
            Amortization....................................     2,120        356
            Net change in current assets and liabilities....   (27,610)     3,024
            Net change in other noncurrent assets and
              liabilities...................................    (5,832)    (5,516)
            Other...........................................       218        927
                                                              --------   --------
  CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...........   (13,284)    22,854
  INVESTING ACTIVITIES
       Capital expenditures.................................    (9,520)    (7,080)
       Acquisition of business..............................        --     (2,050)
                                                              --------   --------
  CASH USED IN INVESTING ACTIVITIES.........................    (9,520)    (9,130)
  CASH FLOW BEFORE FINANCING ACTIVITIES.....................   (22,804)    13,724
  FINANCING ACTIVITIES
       Long-term debt retired...............................   (20,666)   (14,798)
       Net proceeds from common stock and option activity...       101        815
       Dividends paid.......................................    (3,061)    (3,094)
                                                              --------   --------
  CASH USED IN FINANCING ACTIVITIES.........................   (23,626)   (17,077)
CASH PROVIDED BY DISCONTINUED OPERATIONS....................    44,201      4,445
                                                              --------   --------
     Net increase (decrease) in cash and cash equivalents...    (2,229)     1,092
     Cash and cash equivalents-beginning of period..........    15,287     20,759
                                                              --------   --------
CASH AND CASH EQUIVALENTS--END OF PERIOD....................  $ 13,058   $ 21,851
                                                              ========   ========



See accompanying notes to unaudited condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


MARCH 31, 2002 (UNAUDITED)



1. BASIS OF PRESENTATION



    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results expected for the full year. It is suggested that the accompanying condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and the notes thereto included in the company's latest Annual Report on Form 10-K. Certain prior year amounts have been reclassified to conform to the 2002 presentation.



2. ACQUISITIONS



    On December 28, 2001, A. O. Smith Corporation (the company) acquired all of the outstanding stock of State Industries, Inc. (State) for an aggregate purchase price of $117.5 million. This was comprised of $57.8 million for the outstanding stock, assumption of $56.3 million of debt, and $3.4 million of acquisition costs, of which $2.1 million were paid during the three-month period ended March 31, 2002. The purchase price was allocated to the assets acquired and liabilities assumed based upon current estimates of their respective fair values at the date of acquisition. In connection with the State acquisition, additional purchase liabilities of $3.9 million were recorded for employee severance. As of March 31, 2002, total costs incurred and charged against this liability to date totaled $0.6 million.



    On August 2, 1999, the company acquired the assets of MagneTek, Inc.'s (MagneTek) domestic electric motor business and six wholly owned foreign subsidiaries for $244.6 million. In connection with the MagneTek acquisition, the company recorded additional purchase liabilities of $17.9 million, which included employee severance and relocation, as well as certain facility exit costs. The remaining balance of such purchase liabilities at March 31, 2002 is $6.0 million.



3. BUSINESS IMPROVEMENT PROGRAMS



    In the fourth quarter of 2001, the company recorded restructuring and other charges of $9.4 million. The charges included employee separation costs of $7.7 million associated with product or component manufacturing repositioning and the realignment of certain administrative functions. The resulting reduction of workforce is approximately 150 salaried and 775 hourly employees. In addition, the company recorded facility impairment and lease charges of $1.7 million representing estimated costs of facilities to be vacated. The company spent $1.5 million through March 31, 2002 for employee severance and separation costs. As a result of actions taken through March 31, 2002, the workforce has been reduced by approximately 94 employees. The company expects to be substantially completed with the realignment activities prior to December 31, 2002.

4. INVENTORIES (DOLLARS IN THOUSANDS)



                                                  DECEMBER 31, 2001   MARCH 31, 2002
                                                  -----------------   --------------
Finished products...............................      $120,231           $125,155
Work in process.................................        40,210             37,228
Raw materials...................................        58,375             54,305
                                                      --------           --------
                                                       218,816            216,688
Allowance to state inventories at LIFO cost.....        24,110             24,110
                                                      --------           --------
                                                      $194,706           $192,578
                                                      ========           ========



5. GOODWILL AND OTHER INTANGIBLE ASSETS



    The company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. Under SFAS No. 142, goodwill and certain other intangible assets are no longer amortized but are reviewed for impairment. In connection with the adoption of SFAS No. 142, the company has completed the first step of the transitional goodwill impairment test, which requires the company to compare the fair value of its reporting units to the carrying value of the net assets of the respective reporting units as of January 1, 2002. Based on this analysis, the company has concluded that no impairment existed at the time of adoption, and, accordingly, the company has not recognized any transitional impairment loss.



    Changes in the carrying amount of goodwill during the first quarter of 2002 consist of the following (Dollars in thousands).



                                                       ELECTRICAL     WATER
                                                        PRODUCTS     SYSTEMS     TOTAL
                                                       ----------   ---------   --------
Balance at December 31, 2001.........................   $230,004     $65,069    $295,073
Adjustment to property, plant and equipment and other
  assets.............................................        (37)        328         291
Additional acquisition costs.........................         --         359         359
                                                        --------     -------    --------
Balance at March 31, 2002............................   $229,967     $65,756    $295,723
                                                        ========     =======    ========



    As required by SFAS No. 142, the results of operations for periods prior to its adoption have not been restated. The following table reconciles reported net earnings and earnings per share to pro forma net earnings and earnings per share that would have resulted for the three-month period ended March 31, 2001 if SFAS No. 142 had been adopted effective January 1, 2001 (Dollars in thousands, except per share amounts):



                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 2001
                                                               ------------------
Net earnings as reported....................................         $8,529
Goodwill amortization--after tax............................            995
Assembled workforce amortization--after tax.................             58
                                                                     ------
Net earnings--pro forma.....................................          9,582
                                                                     ======
Basic earnings per share:
  As reported...............................................         $ 0.36
                                                                     ======
  Pro forma.................................................         $ 0.41
                                                                     ======
Diluted earnings per share:
  As reported...............................................         $ 0.36
                                                                     ======
  Pro forma.................................................         $ 0.40
                                                                     ======



Other intangible assets at December 31, 2001 and March 31, 2002 consist of the following (Dollars in thousands):



                                                                     DECEMBER 31, 2001
                                                              --------------------------------
                                             AMORTIZATION     CARRYING   ACCUMULATED
                                                PERIOD         AMOUNT    AMORTIZATION    NET
                                            ---------------   --------   ------------   ------
Intangible assets subject to amortization:
  Patents.................................   10 - 12 years     $  618       $(111)      $  507
  Customer lists..........................        30 years      2,600        (209)       2,391
  Other...................................    5 - 15 years      1,296        (373)         923
                                                               ------       -----       ------
                                                                4,514        (693)       3,821
Intangible assets not subject to
  amortization:
  Trademarks and other....................                      3,030          --        3,030
                                                               ------       -----       ------
  Total intangible assets.................                     $7,544       $(693)      $6,851
                                                               ======       =====       ======



                                                                       MARCH 31, 2002
                                                              --------------------------------
                                             AMORTIZATION     CARRYING   ACCUMULATED
                                                PERIOD         AMOUNT    AMORTIZATION    NET
                                            ---------------   --------   ------------   ------
Intangible assets subject to amortization:
  Patents.................................   10 - 12 years     $  618       $(126)      $  492
  Customer lists..........................        30 years      2,600        (231)       2,369
  Other...................................    5 - 15 years        996        (407)         589
                                                               ------       -----       ------
                                                                4,214        (764)       3,450
Intangible assets not subject to
  amortization:
  Trademarks and other....................                      3,030          --        3,030
                                                               ------       -----       ------
  Total intangible assets.................                     $7,244       $(764)      $6,480
                                                               ======       =====       ======

    Amortization expense is projected to be approximately $0.2 million for each of the fiscal years ended December 31, 2002 through 2006.



6. LONG-TERM DEBT



    The company's credit agreement and term notes contain certain conditions and provisions which restrict the company's payment of dividends. Under the most restrictive of these provisions, retained earnings of $66.6 million were unrestricted as of March 31, 2002.



7. COMPREHENSIVE EARNINGS (DOLLARS IN THOUSANDS)



    The company's comprehensive earnings were comprised of net earnings, foreign currency translation adjustments, and realized and unrealized gains and losses on cash flow derivative instruments. Also included in comprehensive earnings for the three-month period ended March 31, 2001 was a cumulative loss on cash flow hedges of approximately $0.6 million in connection with the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001.



                                                                  THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                -----------------
                                                                 2001      2002
                                                                ------    -------
Net Earnings................................................    $8,529    $12,122
Other comprehensive earnings (loss):
  Foreign currency translation adjustments..................    (1,817)      (276)
  Unrealized net gain on cash flow derivative instruments
     less related income tax: 2001--$209 and 2002--$2,767...       326      4,319
                                                                ------    -------
Comprehensive Earnings......................................    $7,038    $16,165
                                                                ======    =======



8. EARNINGS PER SHARE OF COMMON STOCK



    The numerator for the calculation of basic and diluted earnings per share is net earnings. The following table sets forth the computation of basic and diluted weighted-average shares used in the earnings per share calculations:



                                                                      THREE MONTHS
                                                                         ENDED
                                                                       MARCH 31,
                                                                ------------------------
                                                                   2001          2002
                                                                ----------    ----------
Denominator for basic earnings per share--weighted-average
  shares....................................................    23,511,254    23,772,140
Effect of dilutive stock options............................       316,965       545,337
                                                                ----------    ----------
Denominator for diluted earnings per share..................    23,828,219    24,317,477
                                                                ==========    ==========

9. OPERATIONS BY SEGMENT (DOLLARS IN THOUSANDS)



                                                                    THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                                --------------------
                                                                  2001        2002
                                                                --------    --------
Net sales
  Electrical Products.......................................    $226,253    $196,234
  Water Systems.............................................      91,982     175,693
                                                                --------    --------
                                                                $318,235    $371,927
                                                                ========    ========
Earnings before interest and taxes
  Electrical Products.......................................    $ 14,024    $ 15,162
  Water Systems.............................................       9,851      13,578
                                                                --------    --------
                                                                  23,875      28,740
Corporate expenses..........................................      (5,535)     (5,913)
Interest expense............................................      (4,801)     (4,177)
                                                                --------    --------
Earnings from continuing operations before income taxes.....      13,539      18,650
Provision for income taxes..................................      (5,010)     (6,528)
                                                                --------    --------
Earnings from continuing operations.........................    $  8,529    $ 12,122
                                                                ========    ========



    Intersegment sales, which are immaterial, have been excluded from segment revenues.



10. ACCOUNTING FOR DERIVATIVE INSTRUMENTS



    The company utilizes certain derivative instruments to enhance its ability to manage currency exposures and raw materials price risks. Derivative instruments are entered into for periods consistent with the related underlying exposures and do not constitute positions independent of those exposures. The company does not enter into contracts for speculative purposes. The company has hedged certain of its forecasted exposures. Greater than 98 percent of these contracts expire by December 31, 2003. The contracts are executed with major financial institutions with no credit loss anticipated for failure of the counterparties to perform.



FOREIGN CURRENCY FORWARD CONTRACTS



    The company is exposed to foreign currency exchange risk as a result of transactions in currencies other than the functional currency of certain subsidiaries. The company utilizes foreign currency forward purchase and sale contracts to manage the volatility associated with foreign currency purchases and certain intercompany transactions in the normal course of business. Contracts typically have maturities of a year or less. Principal currencies include the Mexican peso, Hungarian forint, British pound, Euro and U.S. dollar.



    Forward contracts are accounted for as cash flow hedges of a forecasted transaction. The fair value of these currency derivatives of $6.6 million and $5.9 million have been recorded in other current assets as of December 31, 2001 and March 31, 2002, respectively. Gains and losses on these instruments are recorded in other comprehensive income(loss) until the underlying transaction is recorded in earnings. When the hedged item is realized, gains or losses are reclassified from accumulated other comprehensive income(loss) to the statement of earnings. The assessment of effectiveness for forward contracts is based on changes in the forward rates. These hedges have been determined to be perfectly effective.



COMMODITY FUTURE CONTRACTS



    In addition to entering into supply arrangements in the normal course of business, the company also enters into future contracts to fix the cost of certain raw material purchases, principally copper, with the objective of minimizing changes in inventory cost due to market price fluctuations.



    The commodity future contracts are designated as cash flow hedges of a forecasted transaction. Derivative commodity liabilities of $6.9 million and $1.2 million are recorded in accrued liabilities as of December 31, 2001 and March 31, 2002, respectively, with the value of the effective portion of the contracts of $6.9 million and $0.8 million recorded in accumulated other comprehensive income(loss) as of December 31, 2001 and March 31, 2002, respectively, and reclassified into cost of products sold in the period in which the underlying transaction is recorded in earnings. Ineffective portions of the commodity hedges are recorded into earnings in the period in which the ineffectiveness occurs. Hedge ineffectiveness and impact on earnings was not material for the three-month periods ended March 31, 2001 and 2002, respectively.



    The majority of the amounts in accumulated other comprehensive income(loss) for cash flow hedges are expected to be reclassified into earnings within a year.



11. SUBSEQUENT EVENT



    On April 12, 2002, the company filed a Registration Statement on Form S-3 (Reg. No. 333-86074) with the Securities and Exchange Commission to sell up to 4,025,000 shares of Common Stock.

                               [A. O. SMITH LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............    $  9,762
NASD filing fee.............................................      11,110
Transfer agent expenses and fees............................       4,000
Accounting fees and expenses................................      93,000
Legal fees and expenses.....................................     200,000
Printing and engraving expenses.............................      50,000
Miscellaneous...............................................       7,128
                                                                --------
  Total expenses............................................    $375,000
                                                                ========

    All of the above fees and expenses will be paid by A. O. Smith Corporation (the "Registrant"). Other than the Securities and Exchange Commission filing fee and the NASD filing fee, all fees and expenses are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the provisions of Section 145 of the Delaware General Corporation Law, the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys' fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

    Under the provisions of Article VII of the Registrant's By-Laws and individual indemnity agreements between the Registrant and its directors and certain of its officers, the Registrant is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the By-Law provisions and the indemnity agreements generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding (including, without limitation, proceedings brought under and/or predicated upon the Securities Act of 1933 and/or the Securities Exchange Act of 1934); provided that (i) such individual did not engage in criminal, fraudulent or intentional misconduct in the performance of his duties to the Registrant; (ii) with respect to criminal actions, such individual had no reasonable cause to believe his conduct was unlawful; and (iii) with respect to securities law actions, such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and its stockholders.

    The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, in order for a director or officer to be indemnified for settlement amounts or judgments incurred in a derivative suit, it also must be determined that (i) such individual has not breached his duty of loyalty to the Registrant or its stockholders; (ii) has not committed acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of the law; (iii) has not engaged in any willful or negligent conduct in paying dividends or repurchasing stock of the Registrant out of other than lawfully available funds; and (iv) has not derived an improper personal benefit from the subject transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on April 19, 2002.



                                          A. O. SMITH CORPORATION



                                          By: /s/ ROBERT J. O'TOOLE

                                            ------------------------------------

                                              Robert J. O'Toole


                                              Chairman of the Board, President
                                              and


                                              Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----
 /s/ ROBERT J. O'TOOLE                           Chairman of the Board of Directors,   April 19, 2002
   -------------------------------------------   President and Chief Executive
   Robert J. O'Toole                             Officer and Director
                                                 (Principal Executive Officer)




 /s/ KENNETH W. KRUEGER                          Senior Vice President and Chief       April 19, 2002
 ---------------------------------------------   Financial Officer
 Kenneth W. Krueger                              (Principal Financial Officer)




 /s/ JOHN J. KITA                                Vice President, Treasurer and         April 19, 2002
 ---------------------------------------------   Controller
 John J. Kita                                    (Principal Accounting Officer)




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Glen R. Bomberger




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Ronald D. Brown




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 William F. Buehler




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Kathleen J. Hempel




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Agnar Pytte




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Bruce M. Smith




 *                                               Director                              April 19, 2002
 ---------------------------------------------
 Mark D. Smith




*By: /s/ KENNETH W. KRUEGER

     ---------------------------------

     Kenneth W. Krueger


     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DOCUMENT DESCRIPTION
-------                      --------------------
  (1)    Form of Underwriting Agreement.
  (2)    Stock Purchase and Sale Agreement, dated as of September 13,
         2001, by and among the shareholders of Ocelot Oil Corp., the beneficiaries of the Herbert W. Lindahl, Jr. State
         Industries Trust and the John R. Lindahl State Industries
         Trust, State Industries, Inc., Ocelot Oil Corp., John R.
         Lindahl, Herbert W. Lindahl, Jr. and A. O. Smith
         Corporation. [Incorporated by reference to Exhibit 2 to A.
         O. Smith Corporation's Current Report on Form 8-K dated
         December 28, 2001 (File No. 1-475)]
  (4.1)  Restated Certificate of Incorporation of the corporation as amended April 5, 1995. [Incorporated by reference to Exhibit
         3 to A. O. Smith Corporation's Annual Report on Form 10-K
         for the year ended December 31, 1995 (File No. 1-475)]
  (4.2)  Credit Agreement, dated as of August 2, 1999, among A. O.
         Smith Corporation, various financial institutions, The First
         National Bank of Chicago, as Syndication Agent, and Bank of
         America, N.A., as Agent. [Incorporated by reference to
         Exhibit 4(b) to A. O. Smith Corporation's Annual Report on
         Form 10-K for the year ended December 31, 2000 (File No.
         1-475)]
  (4.3)  First Amendment, dated as of July 28, 2000, to Credit
         Agreement, among A. O. Smith Corporation, various financial institutions, Bank One, N.A. (formerly The First National
         Bank of Chicago), as Syndication Agent, and Bank of America,
         N.A., as Agent.*
  (4.4)  Second Amendment, dated as of July 27, 2001, to Credit
         Agreement, among A. O. Smith Corporation, various financial institutions, Bank One, N.A. (formerly The First National
         Bank of Chicago), as Syndication Agent, and Bank of America,
         N.A., as Agent.*
  (4.5)  The Registrant has instruments that define the rights of holders of long-term debt that are not being filed with this
         Registration Statement in reliance upon Item 601(b)(4)(iii)
         of Regulation S-K. The Registrant agrees to furnish to the
         Securities and Exchange Commission, upon request, copies of these instruments.
  (5)    Opinion of W. David Romoser, Vice President, General Counsel
         and Secretary of the Registrant (including consent of
         counsel).*
 (23.1)  Consent of Ernst & Young LLP.
 (23.2)  Consent of Lattimore Black Morgan & Cain, PC.
 (23.3)  Consent of W. David Romoser, Vice President, General Counsel
         and Secretary of the Registrant.*
 (24)    Power of Attorney relating to subsequent amendments.*


------------------

* Previously filed.